EXHIBIT 10.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
PROS, INC.,
PANDORA MERGER SUB CORPORATION,
SIGNALDEMAND, INC.
AND
FORTIS ADVISORS LLC, AS STOCKHOLDERS’ AGENT

DECEMBER 16, 2013

Table of Contents

1	Definitions	1
1.1	Certain Definitions	1
1.2	Additional Definitions	3
2	The Merger	12
2.1	The Merger	12
2.2	Closing; Effective Time	12
2.3	Effect of the Merger	12
2.4	Certificate of Incorporation; Bylaws	12
2.5	Directors and Officers	13
2.6	Effect on Capital Stock	13
2.7	Surrender of Certificates	14
2.8	Escrow	15
2.9	No Further Ownership Rights in Target Capital Stock	15
2.1	Lost, Stolen or Destroyed Certificates	15
2.11	Withholding Taxes	15
2.12	Taking of Necessary Action; Further Action	16
2.13	Working Capital Adjustment	16
3	Representations and Warranties of Target	17
3.1	Organization, Standing and Power, Subsidiaries and Investments	17
3.2	Authority	18
3.3	Governmental Authorization	18
3.4	Financial Statements	19
3.5	Capital Structure	19
3.6	Absence of Certain Changes	21
3.7	Absence of Undisclosed Liabilities	23
3.8	Litigation	23
3.9	Restrictions on Business Activities	23
3.1	Intellectual Property	23
3.11	Interested Party Transactions	26
3.12	Books and Records	27
3.13	Bank Accounts	27
3.14	Complete Copies of Materials	27
3.15	Material Contracts	27
3.16	Inventory	28
3.17	Accounts Receivable	28
3.18	Customers and Suppliers	28
3.19	Employees and Consultants	28
3.2	Tangible Personal Property	28
3.21	Environmental Matters	29
3.22	Taxes	29

3.23	Employee Benefit Plans	32
3.24	Employee Matters	33
3.25	Insurance	34
3.26	Compliance With Laws	34
3.27	Compliance with International Trade Laws	34
3.28	Absence of Unlawful Payments	35
3.29	Brokers’ and Finders’ Fee	35
3.3	Privacy Laws and Regulations	35
3.31	Product or Service Liability	35
3.32	Product Warranty	35
3.33	State Takeover Laws; Charter Provisions	36
3.34	Fairness of Consideration	36
3.36	Representations Complete	36
4	Reserved	36
5	Representations and Warranties of Acquiror and Merger Sub	36
5.1	Organization, Standing and Power	37
5.2	Authority	37
5.3	Interim Operations of Merger Sub	37
5.4	Sufficient Funds	37
6	Additional Agreements	37
6.1	Preparation of Solicitation Statement	37
6.2	Confidentiality	38
6.3	Further Assurances	38
6.4	Target Options and Warrants	38
6.5	Employees	38
6.6	Expenses	38
6.7	Reserved	38
6.8	Reserved	38
6.9	Closing Capitalization Schedule; Closing Consideration Schedule	38
6.1	Reserved	39
6.11	Employee Benefits Matters	39
6.12	Tax Matters	40
6.13	Reserved	41
6.14	Tail Liability Insurance Policy	41
7	Conditions to the Merger	42
7.1	Condition to Obligations of Each Party to Effect the Merger	42
7.2	Additional Conditions to the Obligations of Acquiror and Merger Sub	42
7.3	Additional Conditions to Obligations of Target	44
8	Escrow and Indemnification	44
8.1	Escrow Fund	44
8.2	Indemnification	45
8.3	Escrow Period; Release From Escrow	49

8.4	Claims Upon Escrow Fund	49
8.5	Objections to Claims	49
8.6	Resolution of Conflicts and Arbitration	50
8.7	Stockholders’ Agent	51
8.8	Actions of Stockholders’ Agent	52
9	General Provisions	52
9.1	Notices	52
9.2	Counterparts	53
9.3	Entire Agreement; Nonassignability; Parties in Interest	53
9.4	Severability	53
9.5	Remedies Cumulative	53
9.6	Governing Law; Waiver of Jury Trial	54
9.7	Arbitration	54
9.8	Enforcement	54
9.9	LIMITATION OF LIABILITY	55
9.1	Rules of Construction	55
9.11	Amendment; Waiver	55

LIST OF EXHIBITS
Exhibit A    Escrow Agreement
Exhibit B    Certificate of Merger
Exhibit C    Certificate of Incorporation of Target (after the Effective Time)
Exhibit D    Offer Letter
Exhibit E    Employee Confidentiality and Proprietary Rights Agreement
Exhibit F    Legal Opinion
Exhibit G    Bonus Participant Release Agreements
Exhibit H    Stockholder Agreement

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of December 16, 2013, by and among PROS, Inc., a Delaware corporation (“Acquiror”), Pandora Merger Sub Corporation, a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Acquiror, SignalDemand, Inc., a Delaware corporation (“Target”) and Fortis Advisors LLC, a Delaware limited liability company, as Stockholders’ Agent (“Stockholders’ Agent”).
RECITALS
A.    The Boards of Directors of Target, Acquiror and Merger Sub believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target (the “Merger”) and, in furtherance thereof, have approved the Merger.
B.    Pursuant to the Merger, among other things, the outstanding shares of (a) Target common stock, $0.0001 par value per share (“Target Common Stock”), (b) Series A Preferred Stock, having a $0.0001 par value per share (“Series A Preferred Stock”), (c) Series B Preferred Stock, having a $0.0001 par value per share (“Series B Preferred Stock”), (d) Series C Preferred Stock, having a $0.0001 par value per share (“Series C Preferred Stock”) and (e) Series D Preferred Stock, having a $0.0001 par value per share (“Series D Preferred Stock”) shall be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth herein.
Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.
NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:
1.Definitions.
1.1    Certain Definitions. Each of the following terms shall have the meaning set forth in the indicated sections:

Defined Term	Section
Acquiror	Introductory Paragraph
Agreement	Introductory Paragraph
Available Escrow Fund	Section 8.3(b)
Basket	Section 8.2(c)
Certificate of Merger	Section 2.1
Certificates	Section 2.7(a)
Closing	Section 2.2
Closing Balance Sheet	Section 2.13(a)
Closing Capitalization Schedule	Section 6.9(a)
Closing Certificate	Section 2.13(c)

Defined Term	Section
Closing Consideration Spreadsheet	Section 6.9(b)
Closing Date	Section 2.2
COBRA	Section 3.23(e)
Confidential Information	Section 3.10(h)
Confidentiality Agreement	Section 6.2
Disputed Items	Section 2.13(d)
Dissenting Shares	Section 2.6(e)
Effective Time	Section 2.2
ERISA	Section 3.23(a)
ERISA Affiliate	Section 3.23(a)
Escrow Agent	Section 2.8
Estimated Working Capital Adjustment	Section 2.13(b)
Final Working Capital Amount	Section 2.13(d)
Fundamental Representations	Section 8.2(a)
Indemnified Person(s)	Section 8.2(b)(i)
Indemnifying Party	Section 8.2(b)(i)
Initial Termination Date	Section 8.2(a)
IP Representations	Section 8.2(a)
Issued Patents	Section 1.1(a)
JAMS	Section 8.6(a)
Merger	Recital A
Merger Sub	Introductory Paragraph
Offer Letter	Section 6.5
Patent Applications	Section 1.1(b)
Patents	Section 1.1(b)
Pre-Closing Tax Period	Section 9.2(b)(i)
Property Taxes	Section 6.12(e)
Related Party	Section 3.11
Release Date	Section 8.3(b)
Stockholders’ Agent	Introductory Paragraph
Solicitation Statement	Section 3.5(d)
Straddle Period	Section 6.12(e)
Surviving Corporation	Section 2.1
Target	Introductory Paragraph
Target Balance Sheet Date	Section 3.6
Target Capital Stock	Section 2.6(b)

Defined Term	Section
Target Common Stock	Recital B
Target Current Facilities	Section 3.21
Target Employee Plans	Section 3.23(a)
Target Facilities	Section 3.21
Target Financial Statements	Section 3.4(a)
Target Intellectual Property	Section 3.10(b)
Target Option Plan	Section 3.5(a)
Target Options	Section 2.6(c)
Target Products	Section 3.10(b)(iii)
Target Tail Policy	Section 6.14(b)
Target Service	Section 3.10(m)
Target Warrants	Section 2.6(d)
Tax Matter	Section 6.12(d)
Third Party Intellectual Property	Section 3.10(c)
Trademarks	Section 1.1(d)

1.2    Additional Definitions. The following terms, when used in this Agreement, shall have the meanings set forth below:
“Affiliate” means with respect to a Person (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.
“Available Preferred Stock Consideration” means the lesser of (i) the Maximum Preferred Stock Consideration Entitlement and (ii) the Net Aggregate Consideration.
“Bonus Plan” means the Target’s Bonus Plan, effective as of October 23, 2013.
“Bonus Plan Participant” means the Participants (as defined in the Bonus Plan) set forth on the Closing Consideration Spreadsheet.
“Bonus Plan Payments” means each aggregate amount to be paid to each of the Bonus Plan Participants for the satisfaction and termination of all of such Bonus Plan Participant’s rights and obligations under the Bonus Plan as in effect as of the Closing in accordance with the Bonus Plan and applicable Law and as set forth in the Closing Consideration Spreadsheet.
“Business Day” means any day other than a Saturday, Sunday or day on which banks in Texas are authorized or required by applicable Law to close.
“CERCLA” means the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended.
“Change of Control Payments” means the aggregate amount of all change of control, bonus, termination, severance or other similar payments, including the Bonus Plan Payments, that are payable by the Target to any Person as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement, together with any employer-paid portion of any employment and payroll taxes related thereto (including any employer-paid portion of any employment and payroll taxes related to the Bonus Plan Payments), whether accrued, incurred or paid prior to, at or after the Closing; provided, however, that in no event shall any retention payments made pursuant to an Offer Letter (or the employer paid portion of any employment or payroll Taxes related thereto) be considered Change of Control Payments or otherwise reflected as a liability of the Target in calculating the Closing Working Capital Amount and provided further than in no event shall any severance, bonus or similar payments due or made after the Closing and which relate to terminations by Acquiror or its Affiliate after the Closing of any Person employed by Target at the Effective Time be considered Change of Control Payments.
“Closing Working Capital Amount” means the estimated Working Capital Amount set forth on the Closing Balance Sheet.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock Price Per Share” means an amount per share of Common Stock equal to the Price Per Share.
“Copyrights” means copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.
“Damages” means any and all losses, costs, damages, liabilities, debts, charge, interest, penalties and expenses arising from claims, demands, actions or causes of action, including legal fees; provided, however, for the purposes of the indemnification obligations under Section 8 hereof, “Damages” shall not include any incidental, consequential or punitive damages. Notwithstanding the foregoing, nothing in this Agreement shall prevent an Indemnified Person for claiming any incidental, consequential or punitive Damages to the extent such damages are alleged or awarded in any third party claim pursuant to which the Indemnified Persons may seek indemnification under Section 8.2(g).
“Data Room” means the secure on-line data room (or workspace) as of December 12, 2013 and designated as the workspace for “Project Pandora,” maintained by Intralinks on behalf of Target, and to which designated personnel of Acquiror and counsel to Acquiror have been given access.
“Delaware Law” means the Delaware General Corporation Law, as amended.
“Environmental Laws” means any applicable Laws, policies, permits, licenses, certificates, approvals, directives, or requirements that pertain to the protection of the environment, protection of public health and safety, or protection of worker health and safety, or that pertain to the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use, recycling, or other contact or involvement with Hazardous Materials, including CERCLA and RCRA.
“Escrow Agreement” means that certain agreement by and among the Acquiror, Target, and the Escrow Agent, to be entered into on the Closing Date, in the form attached hereto as Exhibit A.

“Escrow Fund” means $1,500,000 in cash of the Total Consideration held by the Escrow Agent pursuant to the terms of the Escrow Agreement and this Agreement, as adjusted pursuant to Section 8.3(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FCPA” means the Foreign Corrupt Practices Act, as amended.
“GAAP” means U.S. generally accepted accounting principles applied on a consistent basis.
“Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, in each case federal, state, local, foreign or domestic.
“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity. The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under CERCLA, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under RCRA, any asbestos or asbestos-containing materials, any polychlorinated biphenyls, and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 as amended.
“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person, (h) all capital lease obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. Notwithstanding the foregoing, the Indebtedness of the Target shall not include the Note Repayment Amount, Change of Control Payments or Transaction Fees.
“Independent Accounting Firm” means an independent accounting firm of national reputation, which is selected by Acquiror and is reasonably acceptable to Stockholders’ Agent, and excluding any firm then performing material services for Acquiror, the Surviving Corporation or Stockholders’ Agent.
“Intellectual Property” means:

(a)    all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);
(b)    all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings (and invention disclosure and records of invention submitted to the applicable governmental patent authority, if any) in connection with such patent applications (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);
(c)    all Copyrights;
(d)    trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”) and domain name registrations;
(e)    all technology, ideas, inventions, invention disclosures, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, algorithms, routines, models, trade secrets, technical data, computer programs, hardware, software and processes; and
(f)    all other intangible assets, properties and rights customarily known as intellectual property rights (whether or not appropriate steps have been taken to protect, under applicable Law, such other intangible assets, properties or rights).
“International Trade Law” means all Laws applicable to international transactions or related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the FCPA, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.
“IRS” means the Internal Revenue Service.
“Knowledge” means, with respect to Target, the actual knowledge of Mark Tice, Melicent Castillo, Michael Freimer, Meghan Keough, Robert Martin and John Russell, after reasonable inquiry, the actual knowledge of each director of Target, and such knowledge of which Mark Tice, Melicent Castillo, Michael Freimer, Meghan Keough, Robert Martin, John Russell and each of the directors of Target would reasonably be expected to have knowledge.
“Laws” means any law (including common law), regulation, code, statute, rule, regulation, ordinance, judgment, injunction, settlement, award, writ, order or decree or other requirement of any Governmental Entity.
“Lien” means any lien, mortgage, charge, hypothecation, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property, excluding Target license agreements.

“Loan Agreement Repayment Amount” means the aggregate amount necessary to repay and discharge all obligations under the Loan Agreement as of the Closing, including all principal, premium, interest, fees and other amounts outstanding or otherwise payable thereunder.
“Loan Agreement” means the Loan and Security Agreement, dated as of November 23, 2011, between Silicon Valley Bank and the Target, as amended.
“material” any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. Any event, change, condition or effect that has a value of greater than $250,000, individually or in the aggregate, shall automatically be deemed material.
“Material Adverse Effect” means with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries in which the Target operates (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes arising prior to the Effective Time from the consummation of the transactions contemplated hereby, including any actions of competitors, (d) any reduction in the price of services or products offered by the Target in response to the reduction in price of comparable services or products offered by a competitor, or (e) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at request of the Acquiror and (or changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof.
“Material Contract” means any contract, agreement or commitment to which Target is a party:
(a) with expected receipts or expenditures in excess of $100,000;
(b) required to be listed pursuant to Section 3.10(b)(iii) or Section 3.10(c);
(c) requiring Target to indemnify any Person, other than indemnification provisions contained in Target’s standard sales agreement (or substantially similar documents with substantially similar indemnification provisions) arising in the ordinary course of business, the form of which has been made available in the Data Room;
(d) granting any exclusive rights to any Person (including any right of first refusal or right of first negotiation);
(e) evidencing indebtedness for borrowed or loaned money, including guarantees of such indebtedness;
(f) involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person;

(g) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
(h) containing confidentiality or non-disclosure obligations pursuant to which Target is (i) licensing or purchasing Intellectual Property from a third-party or (ii) providing Target Intellectual Property to a third-party, in each of the forgoing cases (i) and (ii), other than agreements with customers or prospective customers of Target or employees of Target;
(i) containing a ‘most favored nation’ or similar provision;
(j) prohibiting or limiting in any material respect, the right of Target to engage in business with any Person or levying a fine, charge or other payment for doing so; or
(k) that could reasonably be expected to have a Material Adverse Effect on Target if breached by Target in such a manner as would (1) permit any other Person to cancel or terminate the same (with or without notice of passage of time); (2) provide a basis for any other Person to claim money in excess of $100,000 (either individually or in the aggregate with all other such claims under that contract) from Target; or (3) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.
Notwithstanding anything herein to the contrary, agreements and contracts for MarketForecaster customers paying less than $12,000 per year for subscription services or license shall not be deemed “Material Contracts.”
“Maximum Preferred Stock Consideration Entitlement” means any amount equal to the sum of:
(i)     the product of (A) $0.53 multiplied by (B) the total number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Closing, plus
(ii)     the product of (A) $0.71337 multiplied by (B) the total number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Closing, plus
(iii)     the product of (A) $1.2222 multiplied by (B) the total number of shares of Series C Preferred Stock issued and outstanding immediately prior to the Closing, plus
(iv)     the product of (A) $2.30801 multiplied by (B) the total number of shares of Series D Preferred Stock issued and outstanding immediately prior to the Closing.
“Merger Consideration” means, with respect to each share of Target Capital Stock, the Common Stock Price Per Share, the Series A Price Per Share, the Series B Price Per Share, the Series C Price Per share, or the Series D Price Per Share, as applicable.
“Net Aggregate Consideration” means the Total Consideration plus (a) the positive or negative Working Capital Adjustment, if any, minus (b) the aggregate unpaid Total Debt Amount as of the Closing Date, minus (c) the aggregate unpaid Transaction Fees as of the Closing Date, minus (d) the aggregate unpaid Change of Control Payments as of the Closing Date, minus (e) the aggregate amount of Damages paid over to the Indemnified Persons pursuant to Section 8 minus (f) the Target Tail Policy Premium.

“Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of August 25, 2011, by and among the Target and the Note Purchasers, as amended by Amendment No. 1 on February 6, 2012 and by Amendment No. 2 on April 16, 2012.
“Note Purchasers” means, collectively, Catamount Ventures II, L.P., Catamount Ventures III, L.P., GC Entrepreneurs Fund III, L.P., General Catalyst Group III, L.P., Hummer Winblad Venture Partners V, L.P., as nominee for Hummer Winblad Venture Partners V-A, L.P., Interwest Partners IX, L.P., and Christopher A. White.
“Note Repayment Amount” means the aggregate amount to be paid to the Note Purchasers for the satisfaction and discharge of all obligations in respect of the Promissory Notes as of the Closing (including all principal, interest, premium and fees in respect of the Promissory Notes).
“Officer’s Certificate” means a certificate signed by any officer of Acquiror.
“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.
“Preferred Stock Price Per Share Factor” means the lesser of (i) 1.0 and (ii) a fraction equal to (A) the Available Preferred Stock Consideration, divided by (B) the Maximum Preferred Stock Consideration Entitlement.
“Price Per Share” means the amount equal to the greater of (i) $0 and (ii) (A) the Net Aggregate Consideration minus the Maximum Preferred Stock Consideration Entitlement, divided by (B) the Total Share Number.
“Privacy Regulations” means all applicable U.S. and foreign federal laws, rules and regulations and Target’s internal privacy policies and state laws, rules and regulations and all foreign laws, rules or regulations relating to (i) the privacy of users of its Target Products and related products and all Internet websites owned, maintained or operated by Target and (ii) the collection, storage and transfer of any personally identifiable information collected by Target.
“Pro Rata Percentage” means with respect to any holder of Target Preferred Stock or any Indemnifying Party, a percentage calculated by dividing (a) such Person’s aggregate Merger Consideration attributable to such Person’s ownership of Target Preferred Stock, by (b) the aggregate Merger Consideration attributable to all the Target Preferred Stock.
“Promissory Notes” means, collectively, the promissory notes issued by the Target to the Note Purchasers pursuant to the Note Purchase Agreement.
“Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which requires as a condition of the use, modification or distribution of such software that such software, or other software into which such software is incorporated or with which such software is distributed or that is derived from such software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such license, including, but not limited to, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; or (viii) the Apache License.
“RCRA” means the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.
“Returns” means returns, estimates, information statements and reports required to be filed by Target with the appropriate taxing authority.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A Price Per Share” means an amount per share of Series A Preferred Stock equal to the sum of (i) the product of (A) $0.53 multiplied by (B) the Preferred Stock Price Per Share Factor plus (ii) the Price Per Share.
“Series B Price Per Share” means an amount per share of Series B Preferred Stock equal to the sum of (i) the product of (A) $0.71337 multiplied by (B) the Preferred Stock Price Per Share Factor plus (ii) the Price Per Share.
“Series C Price Per Share” means an amount per share of Series C Preferred Stock equal to the sum of (i) the product of (A) $1.2222 multiplied by (B) the Preferred Stock Price Per Share Factor plus (ii) the Price Per Share.
“Series D Price Per Share” means an amount per share of Series D Preferred Stock equal to the sum of (i) the product of (A) $2.30801 multiplied by (B) the Preferred Stock Price Per Share Factor plus (ii) the Price Per Share.
“Subsidiary” of any Person means any other Person (a) more than 50% of whose outstanding shares of capital stock or other equity or voting interests representing the right to vote for the election of directors or other managing authority of such other Person are, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists, or (b) which does not have outstanding shares of capital stock or other equity or voting interests with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interest representing the right to make the decisions for such other Person is, now or hereafter, owned or controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or control exists.
“Target Disclosure Schedule” means a document of even date herewith and delivered by Target to Acquiror on the date hereof referring to the representations and warranties in this Agreement.
“Target Preferred Stock” means, collectively, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.
“Target Sites” means all of Target’s public sites on the world wide web.
“Target Tail Policy Premium” means the premium amount payable for the Target Tail Policy.

“Tax” and, collectively, “Taxes” means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including without limitation taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, or other tax of any kind whatsoever, including any interest, penalties and additions thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other Person, including any liability under Treasury Regulation Section 1.1502-6 (or any similar provision of any other applicable Law).
“Terms and Conditions” means the visitor terms and conditions published on the Target Sites governing Individuals’ use of and access to the Target Sites.
“Total Consideration” means $13,500,000.
“Total Debt Amount” means the aggregate amount of (a) all outstanding Indebtedness of the Target on the Closing Date (including all principal and prepayment penalties and premiums and all accrued interest and fees), (b) the Loan Agreement Repayment Amount and (c) the Note Repayment Amount.
“Total Share Number” means the sum of (a) the total number of shares of Target Common Stock issued and outstanding immediately prior to the Closing, plus (b) the total number of shares of Target Common Stock that are issuable upon conversion of all shares of Target Preferred Stock that are issued and outstanding immediately prior to the Closing, plus (c) the total number of shares of Target Common Stock that are issuable upon the exercise of all Target Options (assuming full vesting and exercisability of all such Target Options) outstanding immediately prior to the Closing.
“Transaction Fees” means the aggregate amount of all fees and expenses incurred by the Target, regardless of when payable (including the fees and expenses of Gunderson Dettmer or any other legal counsel or any accountant, agent, auditor, broker, expert or other financial advisor or consultant retained by or on behalf of the Target), arising from or in connection with this Agreement or the transactions contemplated hereby outstanding as of the Closing.
“Working Capital Adjustment” means the amount, if any, by which the Closing Working Capital Amount or the Final Working Capital Amount is greater than negative $2,470,000 or less than negative $2,730,000. If the Closing Working Capital Amount or the Final Working Capital Amount is less than negative $2,730,000, then the Working Capital Adjustment shall be a negative number equal to the difference between the Closing Working Capital Amount or the Final Working Capital Amount, as applicable, and negative $2,730,000 (e.g., if the Closing Working Capital Amount or the Final Working Capital Amount is negative $3,730,000, the Working Capital Adjustment shall be negative $1,000,000). If the Closing Working Capital Amount or the Final Working Capital Amount is greater than negative $2,470,000, the Working Capital Adjustment shall be positive number equal to the difference between the Closing Working Capital Amount or the Final Working Capital Amount, as applicable, and negative $2,470,000 (e.g., if the Closing Working Capital Amount or the Final Working Capital Amount is negative $1,470,000, the Working Capital Adjustment shall be $1,000,000). For the avoidance of doubt, if the Closing Working Capital Amount is between negative $2,470,000 and negative $2,730,000, the initial Working Capital Adjustment shall be $0 (e.g., if the Closing Working Capital Amount or the Final Working Capital Amount is negative $2,500,000, the Working Capital Adjustment shall be $0).
“Working Capital Amount” means an amount equal to (a) the amount of current assets of the Target (including accounts receivable, prepaids, deferred commissions, other receivables, and other current assets but excluding cash), minus (b) the amount of total current liabilities of Target (including, for the avoidance of doubt, accounts payable, accrued expenses, employee liabilities, deferred revenue and other current liabilities, but excluding the Total Debt Amount and current deferred Tax liabilities), in the case of each of clauses (a) and (b) at the Closing Date, without giving effect to any changes resulting from the consummation of the transactions on the Closing Date (it being understood that, notwithstanding anything herein to the contrary, (i) the employer-paid portion of any employment or payroll taxes incurred by the Target at or prior to the Closing Date (other than the employer paid portion of any employment or payroll Taxes related to any retention payments made pursuant to an Offer Letter), to the extent such taxes are not Change of Control Payments and are not paid prior to the close of business on the date of the Closing Balance Sheet, shall be set forth on the Closing Balance Sheet and shall be deemed to be a liability of the Target in determining the Working Capital Amount, and (ii) (A) all unpaid Change of Control Payments as of the Closing Date, (B) the unpaid Total Debt Amount as of the Closing Date, (C) all unpaid Transaction Fees as of the Closing Date and (D) unpaid Target Tail Policy Premium as of the Closing Date shall be set forth on the Closing Balance Sheet but shall not be deemed to be liabilities of the Target in determining the Closing Working Capital Amount). The Closing Balance Sheet shall be prepared in accordance with GAAP and on a basis consistent with, and with no changes in the method of application of Target’s accounting policies or changes in the method of applying Target’s use of estimates as compared with, the Target Financial Statements (subject to the absence of footnotes).
2.    The Merger.
2.1    The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit B (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the “Surviving Corporation”).
2.2    Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place on a date as soon as practicable, but no later than one Business Day, after the satisfaction or waiver of each of the conditions set forth in Section 7 hereof, or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper LLP (US), 401 Congress Avenue, Suite 2500, Austin, Texas, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, together with any required certificates, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of the acceptance of such filing, or such later time as may be mutually agreed in writing by Acquiror and Target and specified in the Certificate of Merger, being the “Effective Time”).
2.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
2.4    Certificate of Incorporation; Bylaws.
(a)    Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Target shall be amended to read in its entirety as set forth on Exhibit C.

(b)    Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.
2.5    Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.
2.6    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of any of the following securities:
(a)    Conversion of Target Capital Stock. Each share of Target Capital Stock issued and outstanding immediately prior to the Effective Time, subject to Section 2.6(b), and excluding Dissenting Shares, shall be converted without any action on the part of the holders thereof, into the right to receive the applicable Merger Consideration in cash, without interest, subject to, and in accordance with Section 8 and the Escrow Agreement. At the Effective Time, all such shares of Target Capital Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Target Capital Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect thereto, subject to Section 2.7 and Section 8 hereof. For the avoidance of doubt, in the event the Merger Consideration applicable to any shares of Target Capital Stock is $0, such shares of Target Capital Stock shall receive no consideration, and at the Effective Time such shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and the holders of the Certificates for such shares shall cease to have any rights with respect thereto, subject to Section 2.6(f).
(b)    Cancellation of Target Capital Stock Owned by Acquiror and Target. At the Effective Time, each share of Target Common Stock and Target Preferred Stock (collectively, “Target Capital Stock”) owned by Acquiror, Target or any of their respective direct or indirect wholly owned Subsidiaries immediately prior to the Effective Time, in each case other than shares of Target Capital Stock held on behalf of third parties, shall be canceled and extinguished without any conversion thereof.
(c)    Target Stock Options. At the Effective Time, all options to purchase Target Common Stock then outstanding under the Target Option Plan (“Target Options”) at the Effective Time to the extent unexercised shall terminate and be cancelled in accordance with the terms of the Target Option Plan and Section 6.4(a) and shall not be entitled to any Merger Consideration hereunder.
(d)    Target Warrants. At the Effective Time, all warrants to purchase Target Preferred Stock or Target Common Stock then outstanding (“Target Warrants”) shall be cancelled in accordance with Section 6.4(b).
(e)    Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
(f)    Dissenters’ Rights. Any holder of shares of Target Capital Stock who perfects such holder’s dissenters’ rights in accordance with and as contemplated by Section 262 of the Delaware Law shall be entitled to receive from the Surviving Corporation the right to receive the consideration determined pursuant to Section 262 of the Delaware Law for such shares (the “Dissenting Shares”); provided, that no such payment shall be made on any Dissenting Shares unless and until such holder of Dissenting

Shares has complied with the applicable provisions of Section 262 of the Delaware Law and surrendered to Target the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a holder of Target Capital Stock fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s shares, the Acquiror shall issue and deliver the consideration to which such holder of shares of Target Capital Stock is entitled under Section 2.6(a) (without interest) upon surrender by such holder of the Certificate or Certificates representing the shares of Target Capital Stock held by such holder. The Target shall give Acquiror prompt notice (and in no event more than two Business Days) of any demand received by the Target for appraisal of Target Capital Stock or notice of exercise of a holder of Target Capital Stock’s dissenters’ rights in accordance with Delaware Law. The Target agrees that, except with Acquiror’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of dissenters’ rights.
2.7    Surrender of Certificates.
(a)    Exchange Procedures. Promptly after the Effective Time, and in no event later than four (4) Business Days after the Closing, the Surviving Corporation shall cause to be mailed to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive the applicable Merger Consideration pursuant to Section 2.6(a), subject to Section 2.11 and Section 8 hereof and the Escrow Agreement: (i) a letter of transmittal in a form mutually agreed by Acquiror and Target (which (A) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by Acquiror, (B) shall acknowledge the indemnification obligations of the holders of Target Preferred Stock, (C) shall contain a full release of Target, Surviving Corporation and Acquiror and its Affiliates, and (D) shall be in such form and have such other provisions as Acquiror and Target may reasonably specify); (ii) such other customary documents as may be required pursuant to such instructions; and (iii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration that a holder of Certificate(s) is entitled to receive pursuant to Section 2.6(a), subject to Section 2.11 and Section 8 hereof, if any. Upon surrender of a Certificate for cancellation to Acquiror or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal and other customary documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore (i) the Merger Consideration that a holder of Certificate(s) is entitled to receive pursuant to Section 2.6(a), subject to Section 2.11 and Section 8 hereof, if any, and the Certificate so surrendered shall forthwith be canceled and such Merger Consideration shall be promptly delivered by Acquiror (in no event later than seven (7) days after the surrender of such complete and fully executed documents by the holder) to such holder. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration that a holder of Certificate(s) is entitled to receive pursuant to Section 2.6(a), subject to Section 2.11 and Section 8 hereof, if any.
(b)    Rights of Former Target Stockholders. At the Effective Time, the stock transfer books of Target shall be closed immediately prior to the Effective Time and no transfer of Target Capital Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.7, each Certificate theretofore representing shares of Target Capital Stock (other than shares to be canceled pursuant to Section 2.6(b) or as to Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 2.6(a) in exchange therefor.

(c)    Transfers of Ownership. If any cash payment of the Merger Consideration is to be made to a Person other than to whom the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer.
(d)    Escheat. Notwithstanding anything in this Agreement to the contrary, neither Acquiror nor any other Person shall be liable to any holder of Target Capital Stock or to any other Person for any amounts paid to a public official pursuant to applicable abandoned property law, escheat law or similar applicable Law. Any consideration or other amounts remaining unclaimed by holders of Target Capital Stock or any other Person three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of Acquiror free and clear of any Lien.
(e)    Dissenting Shares. The provisions of this Section 2.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 2.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the Merger Consideration subject to Section 8 and the Escrow Agreement, to which such holder is entitled pursuant to Section 2.6(a).
(f)    Certificates. For purposes of this Section 2.7, the term “Certificate” shall include a Replacement Certificate (as defined below).
2.8    Escrow. In connection with the Closing, the Acquiror, Target and Stockholders’ Agent shall have executed and delivered to the other the Escrow Agreement. The Escrow Fund shall be established by Acquiror and held by JP Morgan Chase Bank, NA as escrow agent (the “Escrow Agent”) pursuant to the terms of the Escrow Agreement and this Agreement.
2.9    No Further Ownership Rights in Target Capital Stock. The Merger Consideration delivered upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in Section 2.7.
2.10    Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such agreement of indemnity as the Acquiror may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof (collectively, such documents, a “Replacement Certificate”), the Surviving Corporation shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Surviving Corporation may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate (provided that no bond, security or similar collateral or payment shall be requested).
2.11    Withholding Taxes. Each of Acquiror, the Surviving Corporation and the Surviving Corporation Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Capital Stock and Bonus Plan Participants such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that any amounts are so withheld and paid over to the appropriate taxing authority by Acquiror, the Surviving Corporation or the Surviving Corporation Agent, as the case may be, such withheld and paid over amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Capital Stock and Bonus Plan Participants in respect of which such deduction, withholding and payment was made by Acquiror, the Surviving Corporation or the Surviving Corporation Agent, as applicable, and Acquiror, the Surviving Corporation or the Surviving Corporation Agent, as the case may be, shall deliver W-2s or 1099s, as applicable, to the affected holder of the shares of Target Capital Stock and Bonus Plan Participant including the amount so deducted, withheld or paid over.
2.12    Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
2.13    Working Capital Adjustment.
(a)    Target shall prepare and deliver to Acquiror at least three (3) Business Days prior to the Closing an unaudited balance sheet of Target as of the close of business on the Closing Date (the “Closing Balance Sheet”), which Closing Balance Sheet shall (i) be true, correct and complete, (ii) be derived from and be in accordance with the books and records of Target, (iii) fairly and accurately present in all material respects the assets and liabilities (including the equity position, all reserves and the unpaid Total Debt Amount, unpaid Change of Control Payments, unpaid Transaction Fees and unpaid Target Tail Policy Premium, each as of the Closing Date) of Target as of the date thereof, and (iv) fairly and accurately present the Working Capital Amount. Target shall provide to Acquiror any information and back-up materials reasonably requested by Acquiror with respect thereto. The Closing Balance Sheet shall set forth (A) the Closing Working Capital Amount, (B) the unpaid Total Debt Amount, (C) all unpaid Transaction Fees, (D) all unpaid Change of Control Payments and (E) unpaid Target Tail Policy Premium, each as of the Closing Date, shall include a reasonably detailed summary of the calculations made to arrive at such amounts, and shall be based upon the amounts reflected on the Closing Balance Sheet. Target shall provide Acquiror with a certificate dated as of the Closing Date and signed by the chief executive officer of Target to such effect. The Closing Balance Sheet shall be used to make any preliminary adjustment to the Net Aggregate Consideration on the Closing Date pursuant to Section 2.13(b), subject to further adjustment in accordance with Section 2.13(e).
(b)    In the event that the Working Capital Adjustment is negative, the Total Consideration shall be adjusted downward by such negative Working Capital Adjustment, and in the event that the Working Capital Adjustment is positive the Total Consideration shall be adjusted upward by such positive Working Capital Adjustment (each, the “Estimated Working Capital Adjustment”).
(c)    Within ninety (90) days after the Closing Date, Acquiror shall prepare and deliver to Stockholders’ Agent a certificate setting forth, in reasonable detail, any proposed adjustment to the Working Capital Amount compared to the Closing Working Capital Amount and any resulting Working Capital Adjustment (the “Closing Certificate”). Acquiror shall provide to Stockholders’ Agent any information and back-up materials used by Acquiror in preparing the Closing Certificate reasonably requested by Stockholders’ Agent with respect thereto. If Acquiror does not deliver the Closing Certificate within ninety (90) days after the Closing Date, Acquiror shall be deemed to have waived its right to any subsequent Working Capital Adjustment, and the Estimated Working Capital Adjustment shall be the final Working Capital Adjustment.
(d)    Stockholders’ Agent shall have forty-five (45) days from the date on which the Closing Certificate have been delivered to it to raise any objection(s) to the Closing Certificate, by delivery of written notice to Acquiror setting forth such objection(s) in reasonable detail (the “Disputed Items”). In the event that Stockholders’ Agent shall not deliver any such objection(s) with respect to the Closing Certificate within such forty-five day period, then the Closing Certificate shall be deemed final for purposes of this Section 2.13. In the event that any such objection(s) is so delivered, the Closing Certificate shall not be deemed final and Acquiror and Stockholders’ Agent shall attempt, in good faith, to resolve the Disputed Items and, if they are unable to resolve all of the Disputed Items within thirty (30) days of delivery of such notice, shall, within five (5) Business Days thereafter (or such earlier date as mutually agreed), submit the Disputed Items to the Independent Accounting Firm. Acquiror and Stockholders’ Agent shall provide to the Independent Accounting Firm all work papers and back-up materials relating to the Disputed Items requested by the Independent Accounting Firm to the extent available to Acquiror or its Representatives or Stockholders’ Agent or its Representatives, respectively. Acquiror and Stockholders’ Agent shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the Disputed Items and to discuss the issues with the Independent Accounting Firm. The determination by the Independent Accounting Firm, as set forth in a notice to be delivered to Acquiror and Stockholders’ Agent within thirty (30) days after the submission of the Disputed Items to the Independent Accounting Firm, shall be final, binding and conclusive on Acquiror, Stockholders’ Agent and all holders of Target Capital Stock. The fees and expenses of the Independent Accounting Firm shall be allocated to and borne proportionately by Acquiror and Stockholders’ Agent (on behalf of the holders of Target Capital Stock) to the extent Acquiror’s and Stockholders’ Agent’s respective determinations of the Disputed Items differ from the Independent Accounting Firm’s final determination of the Disputed Items (such proportional responsibility to be determined conclusively by the Independent Accounting Firm and included in its written determination). The Working Capital Amount reflected in the Closing Certificate, as revised to reflect the resolution of any and all disputes by Acquiror and Stockholders’ Agent and/or the Independent Accounting Firm, shall be deemed to be the “Final Working Capital Amount.”
(e)    At such time as the Closing Certificate shall become final in accordance with Section 2.13(c), the Estimated Working Capital Amount shall be compared to the Final Working Capital Amount to calculate the final Working Capital Adjustment. In the event the final Working Capital Adjustment exceeds the Estimated Working Capital Adjustment, the holders of Target Preferred Stock shall pay to Acquiror an amount equal to such excess amount within five (5) Business Days from the date that the Closing Certificate is finally determined pursuant to Section 2.13(c) by Acquiror’s deduction of such amount from the Escrow Fund. In the event the final Working Capital Adjustment is less than the Estimated Working Capital Adjustment, the Acquiror shall pay to the holders of Target Preferred Stock, in accordance with their respective Pro Rata Percentages, an amount equal to such overpayment within five (5) Business Days from the date that the Closing Certificate is finally determined pursuant to Section 2.13(c).
3.    Representations and Warranties of Target.
Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Section 3 are true and correct, except as disclosed in the Target Disclosure Schedule. The Target Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3 (except to the extent disclosure in any numbered and lettered section of the Target Disclosure

Schedule is specifically cross-referenced in another numbered and lettered section of the Target Disclosure Schedule).
3.1    Organization, Standing and Power, Subsidiaries and Investments. Target is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Target has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Target. Target has made available in the Data Room a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Target, each as amended to date, to Acquiror. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. Target has no Subsidiaries.
3.2    Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Target. The affirmative vote of (a) the holders of at least sixty-five percent (65%) of the Target Preferred Stock and (b) the holders of a majority of the shares of Target Capital Stock, voting as separate classes, outstanding on the record date for the Written Consent of Stockholders relating to this Agreement is the only vote of the holders of any of Target’s Capital Stock necessary under Delaware Law and the Certificate of Incorporation and Bylaws of Target to approve this Agreement and the transactions contemplated hereby. The Board of Directors of Target has unanimously (a) approved this Agreement and the Merger; (b) determined that in its opinion the Merger is advisable and in the best interests of the stockholders of Target and is on terms that are fair to such stockholders; and (c) recommended that the stockholders of Target approve this Agreement and the Merger. This Agreement has been duly executed and delivered by Target and constitutes the valid and binding obligation of Target enforceable against Target in accordance with its terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other legal requirements affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or equity. The execution and delivery of this Agreement by Target does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (a) any provision of the Certificate of Incorporation or Bylaws of Target, as amended; or (b) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license or Law applicable to Target or any of their properties or assets, except for such conflicts or violations in the case of (b) as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Target or its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger, as provided in Section 2.2.
3.3    Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties; or (b) that is required for the operation of Target’s business or the holding of any such interest and all of such authorizations are in full force and effect. Target is not and has not been in violation of or default under, and no condition exists that with notice or the lapse of time or both would constitute a violation of or default under such consents, licenses, permits, grants and other authorizations, except for such violations or defaults as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No proceeding is pending or, to Target’s Knowledge, threatened to revoke or limit any such consents, licenses, permits, grants or other authorizations.
3.4    Financial Statements.
(a)    Financial Statements. Target has made available in the Data Room its audited financial statements for the fiscal year ended February 28, 2012, and its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis for the fiscal year ended February 28, 2013 and as at and for the six-month period ended August 31, 2013 (collectively, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse) applied on a consistent basis throughout the periods presented and consistent with each other. The Target Financial Statements have been prepared from the books and records of Target and fairly present in all material respects the consolidated financial condition, operating results and cash flow of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments which are not material, individually or in aggregate, and which do not contain footnotes in the case of the unaudited Target Financial Statements.
(b)    Accounting System. Target has maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of Target in conformity with GAAP and to maintain accountability for assets; (iii) access to Target’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, except for such insufficiencies in controls as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Target is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Exchange Act).
3.5    Capital Structure.
(g)    Capital Stock. The entire authorized capital stock of Target consists of 49,978,695 shares of Target Common Stock and 34,140,300 shares of Target Preferred Stock, of which there are designated 6,045,435 shares of Series A Preferred Stock, 10,786,829 shares of Series B Preferred Stock, 8,181,966 shares of Series C Preferred Stock and 9,126,070 shares of Series D Preferred Stock. There are issued and outstanding, 6,045,435 shares of Series A Preferred Stock, convertible into 6,045,435 shares of Target Common Stock; 10,513,477 shares of Series B Preferred Stock, convertible into 10,513,477 shares of Target Common Stock; 8,181,966 shares of Series C Preferred Stock, convertible into 8,181,966 shares of Target Common Stock; 8,665,475 shares of Series D Preferred Stock, convertible into 8,665,475 shares of Target Common Stock; and 5,609,201shares of Target Common Stock. All outstanding shares of Target Common Stock and Target Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Liens other than any Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound or of which it has Knowledge. There are 13,471,640 shares of Common Stock reserved for issuance under the Target 2004 Stock Option/Stock Issuance Plan (the “Target Option Plan”), of which 8,018,547 shares were subject to outstanding options and 2,335,767 shares were reserved for future option grants. There are 91,117 shares of

Series B Preferred Stock reserved for issuance upon the exercise of outstanding Target Warrants, and the Target Warrants are held in the amounts and by the persons set forth in Section 3.5 of the Target Disclosure Schedule. Target has made available in the Data Room true and complete copies of each warrant and warrant agreement evidencing each Target Warrant and each form of agreement or stock option plan evidencing each Target Option. Except for the rights created pursuant to this Agreement and the rights disclosed in this Section 3.5(a), there are no other options, warrants, calls, rights, securities, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target Capital Stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, security, commitment or agreement. All shares of Target Common Stock issuable upon conversion of the Target Preferred Stock or upon exercise of the options described in this Section 3.5, and all shares of Series B Preferred Stock issuable upon exercise of warrants described in this Section 3.5, will be, when issued pursuant to the respective terms of such Target Preferred Stock, options or warrants, duly authorized, validly issued, fully paid and nonassessable. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target Capital Stock (a) between or among Target and any of its stockholders; and (b) to Target’s Knowledge, between or among any of Target’s stockholders. All shares of outstanding Target Common Stock and Target Preferred Stock and rights to acquire Target Capital Stock were issued in compliance with all applicable Laws. Each Target Option or other right to acquire Target Common Stock (i) has an exercise price that was not less than the fair market value of the underlying equity as of the date such Target Option or other right to acquire Target Common Stock was granted in accordance with all governing documents and in compliance with all applicable Laws, (ii) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Target Option or other right, (iii) to the extent it was granted to an employee, director or consultant after December 31, 2004, was granted with respect to a class of stock of Target that is “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code), and (iv) has at all times been properly accounted for in accordance with GAAP in Target’s audited financial statements provided to Acquiror or made available in the Data Room. The applicable holders of Target Capital Stock and Target have entered into an agreement or agreements terminating (or have validly consented to the termination of), effective as of the Effective Time, the Third Amended and Restated Investors' Rights Agreement dated as of March 28, 2008 by and among Target and the holders of Target Capital Stock named therein. The Third Amended and Restated Stockholders' Agreement dated as of March 28, 2008 by and among Target and the holders of Target Capital Stock named therein will terminate in accordance with its terms and without any action on the part of any party hereto or any other Person at the Effective Time.
(h)    Capital Stock of Others. Except as set forth on Section 3.5(b) of the Target Disclosure Schedule, Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar ownership interest in, any corporation, partnership, joint venture or other business association or entity.
(i)    Bonus Plan. No Person is entitled to any amounts in respect of the Bonus Plan other than the Bonus Plan Payment payable to each Bonus Plan Participant as set forth on the Closing Consideration Spreadsheet. Target has provided to Acquiror or made available in the Data Room a true and correct copy of the Bonus Plan, as amended to the date hereof, including the names of all Participants and the amounts to which they are entitled pursuant to the transactions contemplated hereby. The amounts of the Bonus Plan Payments set forth on the Closing Consideration Spreadsheet will be determined in accordance with the terms of the Bonus Plan and any applicable Law. Target has provided to Acquiror or made available in the Data Room complete and correct copies of each award agreement executed by each Bonus Plan Participant prior to the date of this Agreement. Upon the payment of the Bonus Plan Payments, all obligations in respect of the Bonus Plan Participants will be paid in full.

(j)    Solicitation Statement. Target has prepared and delivered to each of Target’s stockholders a solicitation statement for the solicitation of approval of Target’s stockholders describing this Agreement, the Certificate of Merger, the Merger and the transactions contemplated hereby and thereby (the “Solicitation Statement”). The Solicitation Statement contains the recommendation of the board of directors of Target that Target’s stockholders approve the Merger and this Agreement and the conclusion of the board of directors of Target that the terms and conditions of the Merger are fair to and in the best interests of Target’s stockholders. The Solicitation Statement conforms in all material respects with all applicable Laws.
3.6    Absence of Certain Changes.
(g)    Since February 28, 2012, Target has conducted its business in the ordinary course consistent with past practice and there has not occurred:
(i)    any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets;
(ii)    any amendment of any term of any outstanding security of Target (other than with respect to Target Options and Common Stock);
(iii)    any incurrence, assumption or guarantee by Target of any indebtedness for borrowed money;
(iv)    any creation, assumption or allowance by Target of any Lien on any of Target’s assets;
(v)    any relinquishment by Target of any Material Contract or other material right, other than those contemplated by this Agreement;
(vi)    any labor dispute, other than routine and individual grievances that are unlikely to result in any material claim or action, or any activity or proceeding by a labor union or representative thereof to organize any employees of Target, or any lockouts, strikes, slowdowns or work stoppages or threats thereof by or with respect to such employees;
(vii)    a grant of credit to any customer, distributor or supplier of Target on terms or in amounts materially more favorable than had been extended to such customer, distributor or supplier in the past;
(viii)    any material adverse change in Target’s relations with any customers, distributors, suppliers or agents;
(ix)    any settlement or compromise of any claim, suit, action, proceeding, investigation or arbitration;
(x)    a default by Target or any default by another party under any material lease, license or other occupancy arrangement or any receipt of notice of noncompliance or violation thereof by Target from any Person;
(xi)    any delay or postponement by Target in the payment of accounts payable and other liabilities outside the ordinary course of business; or

(xii)    any negotiation or agreement by Target to do any of the things described in the preceding clauses (a)(i) through (a)(xi) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).
(h)    Since December 1, 2012, Target has conducted its business in the ordinary course consistent with past practice and there has not occurred:
(i)    a Material Adverse Effect on Target; or
(ii)    any change, event, development or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Target.
(iii)    any negotiation or agreement by Target to do any of the things described in the preceding clauses (b)(i) through (b)(ii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).
(i)    Since August 31, 2013 (the “Target Balance Sheet Date”), Target has conducted its business in the ordinary course consistent with past practice and there has not occurred:
(i)    any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice;
(ii)    any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock (other than repurchase of unvested common stock in connection with the termination of service of a holder thereof at the price paid per such share of common stock);
(iii)    any Material Contract entered into by Target, other than in the ordinary course of business and as provided to Acquiror, or any amendment or termination of, or default under, any Material Contract;
(iv)    any amendment or change to the Certificate of Incorporation or Bylaws of Target;
(v)    any increase in or modification of the compensation, employment terms, or benefits (including any severance benefits) for any of Target’s directors or employees;
(vi)    any making of any loan, advance or capital contribution to or investment in any Person, excluding any advance to any employee not in excess of $10,000 made in the ordinary course of business consistent with past practices and relating solely to advancement of travel and other business expenses;
(vii)    any condemnation, seizure, damage, destruction or other casualty loss (whether or not covered by insurance) affecting the assets, properties or business of Target and, to Target’s Knowledge, no such loss is threatened;

(viii)    any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment in excess of $25,000 individually or $100,000 in the aggregate;
(ix)    except for capital expenditures and commitments referred to in Section (a)(viii) above, any (i) acquisition, lease, license or other purchase of, or (ii) disposition, assignment, transfer, license or other sale of, any tangible assets or property or Intellectual Property in one or more transactions, or any commitment in respect thereof, that, individually or in the aggregate, involved or involve payments of $25,000 or more;
(x)    a cancellation or compromise of any material debt or claim or waiver or release of any material right of Target;
(xi)    any negotiation or agreement by Target to do any of the things described in the preceding clauses (c)(i)through (c)(x) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement). At the Effective Time, there will be no accrued but unpaid dividends on shares of Target’s capital stock.
3.7    Absence of Undisclosed Liabilities. Target has no material liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the Closing Balance Sheet; (b) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (c) those incurred in connection with the execution of this Agreement.
3.8    Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to Target’s Knowledge, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Target, or, to Target’s Knowledge, any of its respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to Target’s Knowledge, threatened to become a party) is described in Section 3.8 of the Target Disclosure Schedule.
3.9    Restrictions on Business Activities. There is no agreement, judgment, injunction, order, decree or other instrument binding upon Target that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted by Target. Except for customary powers of attorney granted to Target’s accountants and tax advisors, which are listed in Section 3.9 of the Target Disclosure Schedule, no power of attorney granted by or with respect to Target is currently in force.
3.10    Intellectual Property.
(a)    Title.
(i)    Target owns and has good and marketable title to, or possesses legally enforceable rights to use, all Intellectual Property used in the business of Target as currently conducted by Target. The Intellectual Property owned by and licensed to Target collectively constitutes all of the Intellectual Property necessary to enable Target to conduct its business as such business is currently being conducted. No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Target Intellectual Property (as defined below).
(ii)    Except as set forth on Section 3.10(a)(ii)(A) of the Target Disclosure Schedule, no Person has had or has access to Target’s source code in its entirety. Except as set forth on Section 3.10(a)(ii)(B) of the Target Disclosure Schedule, no Person has access to Target’s current source code in its entirety. Except as set forth on Section 3.10(a)(ii)(C) of the Target Disclosure Schedule, no former consultant, contractor or joint employee of Target has had or has access to Target’s current source code in its entirety. No Person who has had or has access to Target’s source code in its entirety has disclosed, is disclosing or will disclose any of such source code.
(b)    Target Intellectual Property. With respect to each item of Intellectual Property purported to be owned by Target or incorporated into any product of Target or otherwise used in the business of Target (except “off the shelf” or other software widely available through regular commercial distribution channels at a cost not exceeding $10,000 per year on standard terms and conditions, as modified for Target’s operations) (“Target Intellectual Property”), Section 3.10(b) of the Target Disclosure Schedule lists:
(i)    to the extent owned or purported to be owned by Target, all Issued Patents and Patent Applications, all registered Trademarks, and pending trademark registrations and all registered Copyrights, including the jurisdictions in which each such Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, in each case listing, as applicable: (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where filed and (C) the application or registration number;
(ii)    all Internet domain names; and
(iii)    the following to which Target is a party relating to each of the products of Target, including each of Target’s proprietary software products (the “Target Products”), or other Target Intellectual Property: all (A) agreements granting any right to distribute or sublicense a Target Product on any exclusive basis; (B) any exclusive licenses of Intellectual Property to or from Target; (C) agreements pursuant to which the amounts payable under firm commitments to Target are $50,000 or more; (D) joint development agreements; (E) any agreement by which Target grants any ownership right to any Target Intellectual Property owned by Target; (F) any option relating to any Target Intellectual Property owned by Target; and (G) agreements pursuant to which any Person is granted any rights to access Target’s source code or to use Target’s source code to create derivative works of Target Products.
(c)    Licenses. Section 3.10(c) of the Target Disclosure Schedule contains an accurate list of all licenses, sublicenses and other agreements to which Target is a party and pursuant to which Target is authorized to use any Intellectual Property owned by any third party, excluding “off the shelf” or other software widely available through regular commercial distribution channels at a cost not exceeding $10,000 per year on standard terms and conditions (“Third Party Intellectual Property”).
(d)    Third Party Infringement. There is no unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property owned by Target or, to Target’s Knowledge, any Third Party Intellectual Property exclusively licensed to Target, by any third party, including any employee or former employee of Target. Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in Target’s standard sales agreement (or substantially similar documents with substantially similar indemnification provisions) with end users arising in the ordinary course of business, the forms of which have been made available in the Data Room. There are no royalties, fees or other payments payable by Target to any Person by reason of the ownership, use, sale or disposition of Intellectual Property.
(e)    No Breach. Target is not in breach of any license, sublicense or other agreement relating to the Target Intellectual Property or Third Party Intellectual Property that individually or in the aggregate could result in a Material Adverse Effect. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Acquiror’s right to own or use any Target Intellectual Property.
(f)    Status. To Target’s Knowledge, all Issued Patents, registered Trademarks and registered Copyrights held by Target are valid and subsisting. As of the date hereof, all maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any Patent have been paid in the correct entity status amounts. Target is not infringing, misappropriating or making unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned by any third party. There is no proceeding pending or, to Target’s Knowledge, threatened, nor has any claim or demand been made that challenges the legality, validity, enforceability or ownership of any item of Target Intellectual Property owned or purported to be owned by Target or Third Party Intellectual Property exclusively licensed to Target or alleges against Target a claim of infringement of any Patents, Copyrights or Trademarks, or violation of any trade secret or other proprietary right of any third party. Target has not brought a proceeding alleging infringement of Target Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.
(g)    Employee and Consultant Assignment. Except as set forth on Section 3.10(g) of the Target Disclosure Schedule, all current and former officers and direct and joint employees of Target have executed and delivered to Target an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any Intellectual Property arising from services performed for Target by such persons, the form of which has been supplied to Acquiror. None of the individual listed in Section 3.10(g) of the Target Disclosure Schedule has at any time been involved with the development of any Target Intellectual Property or has had access to any source code of Target. All current and former consultants and independent contractors to Target involved directly or indirectly in the development, modification, marketing and servicing of any Target Products or Target Intellectual Property have executed and delivered to Target an agreement in the form provided to Acquiror (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Target of any Intellectual Property arising from services performed for Target by such persons. No employee, consultant or independent contractor of Target is in violation of any term of any patent disclosure agreement or employment contract or any other contract or agreement relating to the services such employee, consultant or independent contractor provides to Target. No current or former officer, director, stockholder, employee, consultant or independent contractor of Target has any right, claim or interest in or with respect to any Target Intellectual Property owned or purported to be owned by Target.
(h)    Confidentiality. Target has taken commercially reasonable and customary measures and precautions necessary to protect and maintain the confidentiality of Target Intellectual Property owned or purported to be owned by Target (except such disclosures where the value of such Target Intellectual Property was, is, or would be unimpaired by public disclosure) and otherwise to maintain and protect the value of Target Intellectual Property. All use, disclosure or appropriation of Intellectual Property not otherwise protected by Patents or Copyrights (other than Trademarks, domain names and information intentionally publicly disclosed where the value of such Target Intellectual Property was, is or would be unimpaired by such public disclosure) (“Confidential Information”) owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation by Target of Confidential Information owned by a third party has been pursuant to the terms of a written agreement between Target and such third party, or is otherwise lawful.
(i)    No Product Liability. No product liability claims have been communicated in writing to or, to Target’s Knowledge, threatened against Target.
(j)    Software. A complete list of each of the Target Products is set forth in Section 3.10(j) of the Target Disclosure Schedule. The Target Products (solely as such Target Products (including the software therein) exist prior to the Effective Time) conform in all material respects with all specifications, documentation, performance standards, representations and statements provided with respect thereto by or on behalf of Target, except for matters arising in the normal course of business (including defects, bugs or errors in the normal course of business), which in the aggregate, do not materially impair the operation or functionality of any such Target Product.
(k)    Standard Form Target Intellectual Property Contracts. Target has made available in the Data Room a complete and accurate copy of its standard form of: (i) end user, software or program license agreement; (ii) form of purchase order, and terms and conditions of sale for Target Products; (iii) distributor or reseller agreement and (iv) employee agreement containing any assignment or license of Intellectual Property or any confidentially provision. Section 3.10(k) of the Target Disclosure Schedule accurately identifies each Contract to which Target is a party involving Target Intellectual Property that is not based on, or deviates in any material respect form the corresponding standard form agreement made available in the Data Room, including any agreement with an employee, consultant or contractor in which the employee, consultant or independent contractors expressly reserved or retained any Intellectual Property related to Targets business, research or development.
(l)    No Proceedings. Target is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Target Intellectual Property by Target, or which may affect the validity, use or enforceability of such Target Intellectual Property. Target is not subject to any agreement that restricts in any material respect the use, transfer, delivery or licensing by Target of Target Products or any Target Intellectual Property owned or purported to be owned by Target (subject to customary restrictions contained in in-bound licenses for third party intellectual property).
(m)    No Public Software. No Public Software is distributed as part of any Target Product, services provided by Target (“Target Service”) or Target Intellectual Property, and no Public Software was or is used in connection with the development of any Target Product, Target Service or Target Intellectual Property or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any Target Product, Target Service or Target Intellectual Property.
3.11    Interested Party Transactions. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target. No (a) stockholder, (b) officer, director or Affiliate of Target, (c) immediate family member of any such officer, director or Affiliate, or of a stockholder, and (d) Person controlled by any one or more of the foregoing (excluding Target) (each a “Related Party”) presently or since the Target Balance Sheet Date: (i) owns or has owned, directly or indirectly, any interest in (excepting not more than five percent stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Target; (ii) owns or has owned, directly or indirectly, in whole or in part, any tangible or intangible property that Target uses or the use of which is necessary or desirable for the conduct of its business; (iii) has or had any claim whatsoever or has brought any action, suit or proceeding against, or owes or owed any amount to, Target; or (iv) on behalf of Target, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of Target, or an immediate family member of the foregoing, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Target is not a party to any transaction with any Related Party on other than arm’s-length terms.
3.12    Books and Records. Target has maintained business records with respect to the assets and its business and operations which are true, accurate and complete in all material respects, and there are no material deficiencies in such business records. Target does not have any of its primary records, systems, controls, data or information which are material to the operation of its business recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether or not computerized) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Target. The minute books of Target contain a complete and accurate summary in all material respects of all meetings of directors and stockholders or actions by written consent since the time of incorporation of Target through the date of this Agreement, and reflect all transactions referred to in such minutes accurately.
3.13    Bank Accounts. Section 3.13 of the Target Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of any of Target at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to sign checks or other documents with respect to such account.
3.14    Complete Copies of Materials. Target has delivered or made available in the Data Room true and complete copies of each document that has been requested by Acquiror in connection with their due diligence review of Target.
3.15    Material Contracts. Target has paid in full all amounts due under the Material Contracts which are due and payable or accrued in accordance with GAAP as consistently applied, all amounts due to others under the Material Contracts (and has recognized revenues due from others thereunder in accordance with GAAP as consistently applied), and has satisfied in full or provided for all of its liabilities and obligations under the Material Contracts which are due and payable, except amounts or liabilities disputed in good faith by Target for which adequate reserves have been set aside and as shall be reflected in the Working Capital Amount. Target is not a party to any material oral contract, agreement or other arrangement. All of Target’s Material Contracts are listed in Section 3.15 of the Target Disclosure Schedule. With respect to each Material Contract:
(a)    The Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target, and, to Target’s Knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law);

(b)    The Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law);
(c)    Neither Target nor, to Target’s Knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by Target or, to Target’s Knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract; and
(d)    Other than with respect to the Target Options, the Closing and the transactions contemplated hereby will not require Target to give any notice or receive any prior consent, will not constitute a breach or default by Target, or permit termination, modification or acceleration, under such Material Contract.
3.16    Inventory. Target had no inventory as of, and has not acquired any inventory since the Target Balance Sheet Date.
3.17    Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable, unbilled work in process and other debts due or recorded as shown on the Target Financial Statements are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business in each case with persons other than Affiliates, are not subject to any prior assignment or Lien, and are not subject to valid defenses, set-offs or counter claims. The accounts receivable are good and collectible in full in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Target Financial Statements.
3.18    Customers and Suppliers. As of the date hereof, no customer and no supplier of Target has canceled or otherwise terminated, or made any oral or written threat to Target to cancel or otherwise terminate its relationship with Target or decrease materially the provision of its services or supplies to Target in the case of any supplier, or its use of the services or products of Target in the case of any customer. Target has not breached any agreement with or engaged in any fraudulent conduct with respect to, any customer or supplier of Target, except for such breach as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.19    Employees and Consultants. Section 3.19 of the Target Disclosure Schedule contains a list of the names of all employees (including part-time employees and temporary employees), leased employees, independent contractors and consultants of Target currently in service to the Target, together with their respective salaries or wages, other compensation, any change in compensation since the Target Balance Sheet Date, sick and vacation leave that is accrued but unused, date of hire and current position. None of the officers of Target, nor to Target’s Knowledge, none of the employees, contractors or consultants of Target intends to resign, retire or discontinue his or her relationship with Target as a result of the transactions contemplated by this Agreement or otherwise. Target is not a party to any employment contract with any of its officers or employees with respect to such person’s employment or any service contract with any of its independent contractors other than a contract that is terminable at will, without any penalty, liability or severance obligation incurred by Target. To Target’s Knowledge, no employee or independent contractor of Target is in violation of any term of any employment contract, confidentiality or other proprietary information disclosure agreement or any other agreement or contract relating to the right of any such employee to be employed by Target. Target has fully complied with the requirements of the Immigration Reform and Control Act of 1986, as amended, and other United States immigration Laws related to the verification of citizenship or legal permission to work in the United States with respect to all of the employees of Target.
3.20    Tangible Personal Property. Target has good and marketable, indefeasible title to all of its properties, interests in properties and assets reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all Liens, except (a) the lien of current taxes not yet due and payable; (b) such imperfections of title, Liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) Liens securing debt that is reflected on the Target Balance Sheet; and (d) such other Liens as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. The property and equipment of Target that are used in the operations of Target’s business are in all material respects in good operating condition and repair, subject to normal wear and tear and are usable in the ordinary course of business consistent with past practices. All tangible assets and properties used in the operations of Target are reflected in the Target Balance Sheet to the extent required by GAAP and constitute all of the tangible assets and properties necessary to conduct Target’s operations and business as currently conducted by Target. All leases to which Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to creditors’ rights generally; and general principles of equity (regardless of whether asserted in a proceeding in equity or at law). True and correct copies of all such leases (as amended to date) have been provided or made available in the Data Room. Target has never owned any real property.
3.21    Environmental Matters. Target is and has been in compliance with all Environmental Laws relating to the properties or facilities used, leased or occupied by Target at any time (collectively, “Target Facilities;” such properties or facilities currently used, leased or occupied by Target are defined herein as “Target Current Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any Target Facilities that may or will give rise to liability of Target under Environmental Laws. To Target’s Knowledge, there are no Hazardous Materials (including asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any Target Current Facilities. To Target’s Knowledge, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at the Target Current Facilities. To Target’s Knowledge, no Target employee or other person has claimed that Target is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material. No civil, criminal or administrative action, proceeding or investigation is pending against Target, or, to Target’s Knowledge, threatened against Target, with respect to Hazardous Materials or Environmental Laws; and Target is not aware of any facts or circumstances that could form the basis for assertion of a claim against Target or that could form the basis for liability of Target, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.
3.22    Taxes.
(a)    Each of Target and its Subsidiaries have prepared and timely filed, or caused to be prepared and timely filed, all Returns that Target and its Subsidiaries were required to file under applicable Laws and regulations. All such Returns are true and correct in all material respects and have been completed in accordance with applicable Laws;

(b)    All Taxes due and owing by Target or any of its Subsidiaries (whether or not shown on any Return) have been paid. Each of Target and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(c)    There is no Tax deficiency outstanding or assessed or, to Target’s Knowledge, proposed against Target that is not reflected as a liability on the Target Balance Sheet, nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;
(d)    Target has no liabilities for unpaid Taxes that have not been adequately accrued for or reserved on the Target Balance Sheet and Target has no Knowledge of any basis for the assertion of any such liability attributable to Target, its assets or operations;
(e)    Target is not a party to any Tax-sharing or Tax allocation agreement with any other party, and Target has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax;
(f)    Neither Target’s nor any of its Subsidiaries’ Returns have ever been audited by a government or taxing authority, nor, to Target’s Knowledge, is any such audit in process or pending, and neither Target nor its Subsidiaries have been notified in writing of any request for such an audit or other examination including any notice of deficiency or proposed adjustment, and no officer or director of Target or its Subsidiaries has Knowledge that any taxing authority intends to assess additional Taxes for any period for which Returns of Target or its Subsidiaries have been filed;
(g)    Target has never been a member of an affiliated group of corporations within the meaning of Section 1504(a) of the Code filing a consolidated federal income tax return and neither Target nor its Subsidiaries has ever been a member of an affiliated group of corporations filing a consolidated, combined or unitary income tax return under provisions of state, local or non-U.S. tax law comparable to Section 1504(a) of the Code;
(h)    Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Section 108(i) of the Code;
(i)    Target has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code;
(j)    Neither the Target nor any of its Subsidiaries (A) is or has been a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized;
(k)    Target has disclosed to Acquiror (i) any Tax exemption, Tax holiday or other Tax-sparing arrangement that Target has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement; and (ii) any expatriate tax programs or policies affecting Target;
(l)    Target has made available in the Data Room copies of all Returns filed for the five Tax periods prior to the Closing Date;
(m)    to Target’s Knowledge, Target has not engaged in any transaction that would constitute a “tax shelter”, a “reportable transaction”, a transaction substantially similar to a “tax shelter” or “reportable transaction” within the meaning of Section 6011, 6662A or 6662 of the Code and the regulations thereunder and similar state or local Tax statutes and that has not been disclosed on an applicable Return;
(n)    Target has not submitted a request for a ruling to the IRS or a state Tax authority;
(o)    Target has not at any time made, changed or rescinded any material express or deemed election relating to Taxes that is not reflected in any Return;
(p)    Each of the Target and its Subsidiaries has always been in compliance with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Target and any of its Subsidiaries; and
(q)    Reserved.
(r)    Target is not a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code by Target or Merger Sub as an expense under applicable Law. There is no agreement, plan, arrangement or other contract covering any employee or other service provider of Target or any Subsidiary of Target (or any other entity treated as a member of Target’s affiliated group for purposes of Section 280G(d)(5) of the Code), including arrangements contemplated by this Agreement, that, considered individually or in the aggregate with any other such agreements, plans, arrangements or other contracts in existence, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code or similar provisions of Law.  There is no agreement, plan, arrangement or other contract by which Target or Subsidiary of Target is bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code.  Section 3.22(q) of the Target Disclosure Schedule lists all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).
(s)    No stock options, stock appreciation rights or other equity-based awards issued or granted by Target or any Target Subsidiary are deferred compensation arrangements subject to the requirements of Section 409A of the Code.  Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which Target or any Target Subsidiary makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder.  Section 3.22(s) of the Target Disclosure Schedule lists each 409A Plan under which Target or any Target Subsidiary makes, is obligated to make or promises to make, payments. No compensation shall be includable in the gross income of any current or former employee, director, or consultant of Target or any Target Subsidiary as a result of the operation of Section 409A of the Code and no payment to be made under any 409A Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code.
3.23    Employee Benefit Plans.
(a)    Benefit Plans. Section 3.23(a) of the Target Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is either (1) sponsored, maintained, contributed to, or required to be contributed to by Target or (2) with respect to which Target has any liability or ongoing obligation and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Target within the meaning of Section 414(b), (c), (m) or (o) of the Code, (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for Target or with respect to which Target or any ERISA Affiliate has or may have any liability (including contingent liability) or obligation (collectively, the “Target Employee Plans”) and identifies any such Target Employee Plans that provides benefits to former service providers, employees or directors. Target has not adopted in the past and does not maintain, whether formally or informally, any Target Employee Plan for the benefit of employees outside the United States.
(b)    Documents. Target has made available in the Data Room true and complete copies of documents embodying each of the Target Employee Plans and related plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, tests for compliance with all applicable Laws pertaining to coverage, nondiscrimination, top heavy status, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each Target Employee Plan that is subject to ERISA reporting requirements, Target has made available in the Data Room copies of the Form 5500 reports filed for the last three plan years. Target has made available in the Data Room the most recent IRS determination, opinion, notification or advisory letter (a “Determination Letter”) issued with respect to each such Target Employee Plan, and to Target’s Knowledge nothing has occurred since the issuance of each such Determination Letter that could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).
(c)    Compliance. To the Target’s Knowledge: (i) Each Target Employee Plan has been administered in compliance with its terms and in compliance in all respects with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except to the extent that such failure to comply could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Target; and to their Knowledge, Target and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no Knowledge of any material default or violation by any other party to, any of the Target Employee Plans; (ii) any Target Employee Plan intended to be qualified under Section 401(a) of the

Code has either obtained from the IRS a favorable Determination Letter as to its qualified status under the Code, including all currently effective amendments to the Code, or has time remaining to apply under applicable Treasury Regulations or IRS pronouncements for a Determination Letter and to make any amendments necessary to obtain a favorable Determination Letter; (iii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Target Employee Plan; (iv) none of Target or any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Target Employee Plan; (v) all contributions and payments required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been paid or accrued in accordance with prior funding and accruals, as adjusted to include proportional accruals for the period ending at the Closing Date; (vi) with respect to each Target Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; (vii) each Target Employee Plan subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan; and (viii) no suit, administrative proceeding, action or other litigation has been brought, or to Target’s Knowledge is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor
(d)    No Title IV or Multiemployer Plan. Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) under any “multiemployer plan” (as defined in Section 3(37) of ERISA) or to any “pension plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. None of Target or any ERISA Affiliate has any actual or potential withdrawal liability (including any contingent liability) for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.
(e)    COBRA, FMLA, HIPAA, Cancer Rights. With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder or any state Law governing health care coverage extension or continuation; (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of HIPAA; and (iv) the applicable requirements of the Cancer Rights Act of 1998, except to the extent that such failure to comply could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Target.
(f)    Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any ERISA Affiliate to severance benefits or any other payment (including unemployment compensation, excess parachute payment, bonus or benefits under any Target Employee Plan), except as expressly provided in this Agreement with respect to the Target Options and the Bonus Plan; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider, except as contemplated by this Agreement with respect to the Target Options and the Bonus Plan. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquiror or Target other than ordinary administration expenses typically incurred in a termination event. Target has no liability with respect to post-retirement health, medical or life insurance benefits or other welfare benefits for retired, former or current employees of Target, other than pursuant to the terms of COBRA.

3.24    Employee Matters. Target has complied with all Laws respecting terms and conditions of employment, including, but not limited to, applicant and employee background checking, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, classification of workers as employees and independent contractors, wage and hour Laws, and occupational safety and health Laws. To Target’s Knowledge, each third party that supplies employees or contractors who directly or indirectly perform services for Target has complied with all Laws respecting terms and conditions of employment, including, but not limited to, applicant and employee background checking, immigration Laws, discrimination Laws, verification of employment eligibility, employee leave Laws, classification of workers as employees and independent contractors, wage and hour Laws, and occupational safety and health Laws. There are no proceedings pending or, to Target’s Knowledge, threatened, between Target and any or all of its current or former employees, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Target’s Knowledge, threatened, against Target under any workers’ compensation or long-term disability plan or policy. Other than as required by applicable law, Target has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state Law governing health care coverage extension or continuation. Target is not a party to any collective bargaining agreement or other labor union contract, nor does Target know of any activities or proceedings of any labor union to organize its employees. Target has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement. Target is not engaged in any unfair labor practice. There is no unfair labor practice complaint pending or, to Target’s Knowledge, threatened against Target before the National Labor Relations Board, Department of Labor, Equal Employment Opportunity Commission or any other Governmental Entity. There currently is no labor strike, slowdown, lockout or stoppage or union organization campaign, election or similar action pending or, to Target’s Knowledge, threatened against or affecting Target. As of the Closing Date, Target has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, or similar applicable state Law; nor has Target taken any action prior to the Closing Date which could result in any such liability or obligation to Target within the six-month period immediately following the Closing Date if, during such six-month period, only terminations of employment in the normal course of operations occur.
3.25    Insurance. Target has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target and all such insurance policies and bonds are in full force and effect. Section 3.25 of the Target Disclosure Schedule sets forth the name of each insurer, policyholder, covered insured, policy number, period of coverage, scope (including whether the coverage was on a claims made, occurrence or other basis) and amount for each insurance policy to which Target has been a party, named insured, or loss payee since February 28, 2010. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance in all material respects with the terms of such policies and bonds. There is no material premium increase with respect to, or to Target’s Knowledge, threatened termination of, any of such policies.
3.26    Compliance With Laws. Target has complied with, is not in violation of and has not received any notices of violation and has not been under investigation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business, properties and assets, other than such noncompliance, violation or investigation that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
3.27    Compliance with International Trade Laws. Target is, and at all times has been, in compliance with and has not been and is not in material violation of any International Trade Law. Target has no basis to expect, nor has any of them or any other person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law.
3.28    Absence of Unlawful Payments. None of (a) Target, (b) any stockholder, director or officer of Target, nor, (c) to the Target’s Knowledge, any stockholder, employee, agent or other Person acting on behalf of Target: (i) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or violated any provision of the FCPA or other similar law or regulation; or (iii) has accepted or received any unlawful contributions, payments, gifts or expenditures.
3.29    Brokers’ and Finders’ Fee. No Person is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.
3.30    Privacy Laws and Regulations.
(a)    Compliance with Privacy Laws. Target complies with all applicable privacy Laws and regulations regarding the collection, retention, use and disclosure of personal information; and (ii) takes appropriate measures to protect and maintain the confidential nature of the personal information provided to Target. Target has commercially reasonable technological and procedural measures in place to protect personal information collected from Individuals against loss, theft and unauthorized access or disclosure. Target does not knowingly collect information from or target children under the age of thirteen. Target does not sell, rent or otherwise make available to third parties any personal information submitted by individuals.
(b)    Right to Transfer. Target has the full power and authority to transfer all rights Target has in all personal information in Target’s possession and/or control to Acquiror. Target is not a party to any Material Contract, or is subject to any other obligation that, following the Effective Time, would prevent Acquiror and/or its affiliates from using (in the same manner as Target) the information in a manner consistent with applicable privacy Laws and industry standards regarding the disclosure and use of information.
(c)    Privacy Regulations. Target has been and is in compliance with applicable Privacy Regulations, and neither the execution, delivery nor performance of this Agreement nor any of the other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, nor Acquiror’s possession or use (in the same manner as Target) of the user data or any data or information in any database of Target, will result in any violation of any Privacy Regulation.
3.31    Product or Service Liability. Since the Target Balance Sheet Date, there has been no claim, suit, action, proceeding or investigation by or before any Governmental Entity pending or, to

Target’s Knowledge, threatened against or involving Target relating to (a) any products of or services performed by Target and alleged to have been defective or improperly rendered or not in compliance with contractual requirements, or (b) any products or software delivered or sold by Target which are defective or not in compliance with contractual requirements.
3.32    Product Warranty. Each Target Product sold, leased or delivered by Target prior to the Effective Time has been in material conformity with all applicable contractual commitments and all express and implied warranties, and solely with respect to the Target Products (including the software therein) as they exist as of the Effective Time Target has no liability as of the Effective Time (and to Target’s Knowledge, there is no basis for any present or future claim, suit, action or proceeding against it giving rise to any such material liability) for replacement or repair thereof or other damages in connection therewith, except for claims arising in the normal course of business (including defects, bugs or errors in the normal course of business), which in the aggregate, are not material to the financial condition of Target.
3.33    State Takeover Laws; Charter Provisions. Target has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable “moratorium,” “fair price,” “business combination,” “control share,” or other anti-takeover Laws. Target has taken all action so that the entering into this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation or Bylaws of Target or restrict or impair the ability of Acquiror or Merger Sub to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Target Capital Stock that may be directly or indirectly acquired or controlled by them.
3.34    Fairness of Consideration. The Merger Consideration has been negotiated by Target at arm’s length, and Target is not under any compulsion to enter into this Agreement, and based thereon and upon the warranties and representations of the parties to this Agreement, Target in good faith believes that the Merger Consideration to be tendered by Acquiror for each share of Target Capital Stock, will be approximately equal to the fair market value of a share of Target Capital Stock.
3.35    Effect of the Transaction. No creditor, customer or other Person having a material business relationship with Target has informed Target that such Person currently intends to change the relationship because of this Agreement or because of any of the transactions contemplated hereby, nor, to Target’s Knowledge, is there any such intent.
3.36    Representations Complete. None of the representations or warranties made by Target herein or in any Schedule or exhibit hereto, including the Target Disclosure Schedule, no certificate furnished by Target pursuant to this Agreement, and no agreement, report, document or written statement furnished by Target to Acquiror pursuant hereto or by Target to Acquiror in connection with the transactions contemplated hereby, contain, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.
3.37    Disclaimer of Additional Representations and Warranties. Except for the representations and warranties of the Target expressly set forth in this Agreement, neither the Target nor any other Person makes any express or implied representation or warranty on behalf of the Target in connection with the Merger or other transactions contemplated by this Agreement.
4.    Reserved.
5.    Representations and Warranties of Acquiror and Merger Sub.

Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Section 5 are true and correct.
5.1    Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Acquiror has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Acquiror. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.
5.2    Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of the Certificate of Incorporation or Bylaws of Acquiror Merger Sub, except for such conflicts or violations as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Acquiror or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for the filing of the Certificate of Merger, as provided in Section 2.2.
5.3    Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
5.4    Sufficient Funds. Acquiror has, and will have available to it upon the Closing Date, sufficient funds to consummate the transactions contemplated by this Agreement.
6.    Additional Agreements.
6.1    Preparation of Solicitation Statement. Target covenants that the Solicitation Statement did not, and at the Effective Time, the Solicitation Statement will not, (i) contain any statement that is false or misleading with respect to any material fact, (ii) omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier communication that has become false or misleading. Notwithstanding the foregoing, Target makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub that is contained in any of the foregoing documents and that is specifically designated in writing as “Acquiror-supplied materials”. Anything to the contrary contained herein notwithstanding, Target shall not include in the Solicitation Statement any information with respect to Acquiror or its Affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion. Target shall deliver written consents of Target’s stockholders from the holders of at least 75% of the shares of Target Capital Stock entitled to vote on this Agreement and the Merger, voting together as a single class, on an as converted to Target Common Stock basis on the Closing Date.
6.2    Confidentiality. The parties acknowledge that Acquiror and Target have previously executed a confidentiality agreement dated October 13, 2013 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.
6.3    Further Assurances. Acquiror and Target shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use all reasonable efforts to obtain any consent required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each party, at the reasonable request of the other party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.
6.4    Target Options and Warrants.
(a)    Target Options. Each Target Option outstanding immediately prior to the Effective Time, whether granted pursuant to the Target Option Plan or otherwise shall be cancelled and terminated at the Effective Time. Target will take all corporate action necessary to give effect to the foregoing as satisfactory to Acquiror.
(b)    Cancellation of Warrants. Target shall obtain, prior to the Closing Date, a binding written agreement, acceptable to Acquiror, from each holder of Target Warrants whereby such holder agrees that if the Target Warrants held by such holder have not been exercised prior to the Closing Date, then such Target Warrants shall terminate upon and may not be exercised on or after the Closing Date.
6.5    Employees. Target will use commercially reasonable efforts in consultation with Acquiror to retain at least 90% of the existing employees of Target through the Effective Time. Target shall use its reasonable efforts to cause each of the employees set forth in Section 6.5 of the Target Disclosure Schedule to (a) execute an offer letter in substantially the form attached hereto as Exhibit D (the “Offer Letter”); and (b) execute an employee confidentiality and proprietary rights agreement in substantially the form set forth as Exhibit E.
6.6    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.
6.7    Reserved.
6.8    Reserved

6.9    Closing Capitalization Schedule; Closing Consideration Schedule.
(f)    Target shall have prepared and delivered to Acquiror at least three (3) Business Days prior to Closing a complete and correct schedule (the “Closing Capitalization Schedule”) setting forth the number of shares of Target Capital Stock issued and outstanding immediately prior to the Effective Time. The Closing Capitalization Schedule shall also set forth the name of each holder of Target Capital Stock immediately prior to the Effective Time and the number of shares of Target Capital Stock held by each such holder immediately prior to the Effective Time. The Closing Capitalization Schedule shall be complete and correct in all respects. Target shall have provided Acquiror with a certificate dated as of the Closing Date and signed by the chief executive officer and the chief operating officer of Target to such effect.
(g)    Target shall have prepared and delivered to Acquiror at least three (3) Business Days prior to Closing a complete and correct schedule (the “Closing Consideration Spreadsheet”) setting forth (i) the respective amounts of the Merger Consideration payable at the Closing to each holder of Target Capital Stock pursuant to and in accordance with Section 2.6(a) (on a holder-by-holder basis), (ii) the Bonus Plan Payments (on a Bonus Plan Participant-by-Bonus Plan Participant basis), (iii) the Pro Rata Percentage for each holder of Target Capital Stock, (iv) respective portion of the Escrow Fund to be withheld from each of the Indemnifying Parties pursuant to and in accordance with Section 8 hereof (on a holder-by-holder basis), in each case, specifying whether such amounts are reportable on IRS Form W-2, IRS Form 1099B or IRS Form 1099 Miscellaneous, together with the calculations, set forth in reasonable detail, used to derive the foregoing amounts. The Closing Consideration Spreadsheet shall be complete and correct in all respects. Notwithstanding anything to the contrary contained herein, the sum of the aggregate consideration to be paid in respect of all the shares of Target Capital Stock shall not under any circumstances exceed an amount equal to the Net Aggregate Consideration. Target shall have provided Acquiror with a certificate dated the Closing Date and signed by the chief executive officer of Target certifying that (A) the information set forth in the Closing Consideration Spreadsheet is complete and correct in all respects, (B) the Merger Consideration set forth therein was calculated pursuant to and in accordance with Section 2.6(a), Target’s Certificate of Incorporation, (C) the amounts of the Bonus Plan Payments set forth therein were determined in accordance with the terms of the Bonus Plan and any applicable Law, and (D) the treatment of Target Options is consistent with Section 6.4 of this Agreement and Target’s Certificate of Incorporation. In the event that Target or Acquiror discovers an error in the Closing Consideration Spreadsheet prior to the payment of the consideration contemplated thereby, such party shall notify the other party and they shall thereafter cooperate to correct such error (including by adjusting the amount of consideration payable to the payees thereof).
6.10    Reserved.
6.11    Employee Benefits Matters.
(a)    All employees of the Target shall continue in their existing benefit plans until such time as, in the Acquiror’s sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by the Acquiror for its and its Affiliates’ employees in the United States. Pending such action, the Acquiror shall maintain the effectiveness of the Target’s benefit plans.
(b)    All employees of the Target shall be given credit for all service with the Target (or service credited by the Target) for purposes of eligibility and vesting under all employee benefit plans, programs, policies and arrangements and employment policies maintained by the Acquiror in which they become participants. No employees of the Target (or their dependents) shall be excluded from, or limited in, receiving any benefits or participating in a group health plan of the Acquiror for which they would otherwise be eligible by reason of any waiting period, evidence of insurability requirement, pre-existing condition exclusion or similar limitation.
6.12    Tax Matters.
(a)    Tax Returns. Target shall prepare and timely file, or shall cause to be prepared and timely filed, all Returns in respect of Target and its Subsidiaries that are required to be filed (taking into account any extension) on or before the Closing Date and shall pay or cause to be paid all Taxes due with respect to such Returns. Such Returns shall be prepared as required by, and in accordance with, applicable Law. At least fifteen (15) days prior to filing any such Return, Target shall submit a copy of such Return to Acquiror for Acquiror’s review and approval, which approval shall not be unreasonably withheld. Acquiror shall prepare or cause to be prepared and timely file or cause to be timely filed all Returns of Target and its Subsidiaries for any Pre-Closing Tax Period and that portion of any Straddle Period ending on the Closing Date that are filed after the Closing Date and shall pay or cause to be paid all Taxes due with respect to such Returns. Such Returns shall be prepared as required by, and in accordance with, applicable Law. Acquiror shall permit Stockholders’ Agent to review each such Return at least thirty (30) days prior to filing. Stockholders’ Agent shall be entitled to comment on such Returns which Acquiror shall consider in good faith.
(b)    Amendment of Returns. Except as required by applicable Law, Acquiror shall not amend, refile, revoke or otherwise modify any Return or Tax election of Target or its Subsidiaries with respect to a Pre-Closing Tax Period, in each case that would reasonably be expected to give rise to an indemnification claim pursuant to this Agreement, without the prior written consent of Stockholders’ Agent.
(c)    Cooperation. Acquiror and, following the Closing, Stockholders’ Agent agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Returns by Acquiror, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Acquiror, Target and Stockholders’ Agent shall retain all books and records in their possession with respect to Taxes for a period of at least five years following the Closing Date.
(d)    Tax Contests. Notwithstanding Section 8.2(g), Acquiror shall promptly notify Stockholders’ Agent upon receipt by Acquiror or Target of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to Pre-Closing Tax Period for which any of the Target stockholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”), and following the Closing, Acquiror shall control the conduct of any such Tax Matter; provided, however, Acquiror shall not enter into any settlement of or otherwise compromise any Tax Matter that may increase the Tax liability of the Target stockholder or that would reasonably be expected to give rise to an indemnification claim pursuant to this Agreement without the consent of Stockholders’ Agent, which consent shall not be unreasonably withheld or delayed. The Acquiror shall keep Stockholders’ Agent fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Acquiror shall, in good faith, allow Stockholders’ Agent to make comments to Acquiror regarding the conduct of or positions taken in any such proceeding.
(e)    Allocation of Straddle Period Taxes. With respect to Taxes of the Target or its Subsidiaries relating to a taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”), the amount of such Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of Target terminated at the close of business on the Closing Date. For purposes of the preceding sentence, “Property Taxes” shall mean all real property Taxes, personal property Taxes and similar ad valorem Taxes and other similar Taxes imposed on a periodic basis.
6.13    Reserved.
6.14    Tail Liability Insurance Policy.
(a)    For the coverage period of the Target Tail Policy, Acquiror and Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Target to the same extent such persons are indemnified by the Target as of the date immediately prior to the date of this Agreement pursuant to the Target’s Certificate of Incorporation or Bylaws, employment agreements, indemnification agreements or under applicable law for acts or omissions which occurred prior to the Effective Time. This indemnification shall apply to any claim or action by any such officer or director brought against the Target, Acquiror, Surviving Corporation or any of their respective predecessors, successors, assigns, officers, directors, stockholders, employees or agents in response to or in connection with any claim brought by Indemnified Persons pursuant to Section 8 of this Agreement or any other agreement contemplated by this Agreement. Notwithstanding the provisions of this Section 6.14(a) to the contrary, neither Acquiror, Surviving Corporation nor any successor of either Acquiror, Surviving Corporation or Target shall be liable under this Section 6.14 for any amount in excess of the proceeds actually received by such Person pursuant to the Target Tail Policy in connection with such indemnification obligation.
(b)    Acquiror shall purchase for and on behalf of all past and present officers and directors of the Target as of the date prior to the date of this Agreement with its cash or through the deduction from the Total Consideration, on or prior to the Closing Date (but which shall be effective as of the Closing Date), a tail liability insurance policy providing coverage for such officers and directors for a six year period from and after the Closing Date (“Target Tail Policy”) in respect of acts or omissions occurring prior to the Effective Time covering each such director and officer and without the prior written consent of each such officer and director of the Target, neither Acquiror, the Surviving Corporation (after the Effective Time) nor its Affiliates will amend, modify or terminate such tail liability insurance policy or indemnification agreements.
(c)    During the coverage period of the Target Tail Policy, Acquiror will not, nor will Acquiror permit the Surviving Corporation to, sell all or substantially all of the Acquiror’s or the Surviving Corporation’s assets unless, in the event the acquiring Person (A) has a net worth less than $6,000,000, Acquiror guarantees the obligations imposed by this Section 6.14 or (B) has a net worth equal to or greater than $6,000,000, the acquiring Person assumes the obligations imposed by this Section 6.14. If Acquiror or the Surviving Corporation is party to any merger or consolidation that would require the acquiring Person to assume the obligations imposed by this Section 6.14 in order for such obligations to be binding on such acquiring Person by operation of law, Acquiror shall in the event the acquiring Person (A) has a net worth less than $6,000,000, guarantee the obligations imposed by this Section 6.14 or (B) has a net worth equal to or greater than $6,000,000, provide for the acquiring Person to assume the obligations imposed by this Section 6.14.
(d)    Notwithstanding anything herein to the contrary, the provisions of this Section 6.14 are intended for the benefit of, and shall be enforceable by, the past and present (as of immediately prior to the Effective Time) officers and directors of the Target subject to the limitations set forth in this Section 6.14.
7.    Conditions to the Merger.
7.1    Condition to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following condition, which may be waived, in writing, by agreement of all the parties hereto: no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall any proceeding brought by any Governmental Entity seeking any of the foregoing be pending, nor shall there be any action taken, or any Law enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.
7.2    Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Acquiror:
(j)    Representations, Warranties and Covenants. Each of the representations and warranties of the Target in Section 3 shall be true and correct in all respects, in each case at and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).
(k)    Performance of Obligations. Target shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.
(l)    Certificate of Officers. Acquiror and Merger Sub shall have received a certificate executed on behalf of Target by the chief executive officer of Target certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.
(m)    Third Party Consents. The consents and approvals listed on Schedule 7.2(d) shall have been obtained and shall be in full force and effect.
(n)    No Governmental Litigation. There shall not be pending or, to Target’s Knowledge, threatened any legal proceeding in which a Governmental Entity is or is threatened to become a party or is otherwise involved, and neither Acquiror nor Target shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Merger; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its Subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Target; or (iv) that would materially and adversely affect the right of Acquiror or Target to own the assets or operate the business of Target.
(o)    No Other Litigation. There shall not be pending any legal proceeding: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (ii) relating to the Merger and seeking to obtain from Acquiror or any of its Subsidiaries, or Target, any damages or other relief that would be material to Acquiror; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to any of Target Capital Stock; or (iv) which would affect adversely the right of Acquiror or Target to own the assets or operate the business of Target.
(p)    Employees. All of the Target employees listed on Schedule 7.2(g) to whom Acquiror has offered an Offer Letter shall have executed and delivered such Offer Letter and the other documents listed in Section 6.5 to Acquiror, and all such Offer Letters are in full force and effect.
(q)    Reserved.
(r)    Escrow Agreement. Acquiror, Merger Sub, Target, Escrow Agent and Stockholders’ Agent shall have entered into an Escrow Agreement.
(s)    Dissenters’ Rights. Not more than twenty-five percent (25%) of the Target Capital Stock outstanding immediately prior to the Effective Time shall be eligible as Dissenting Shares.
(t)    Options. All Target Options outstanding immediately prior to the Effective Time shall have been cancelled as provided in Section 6.4(a).
(u)    Warrants. All Target Warrants outstanding immediately prior to the Closing Date shall have been cancelled as provided in Section 6.4(b).
(v)    Corporate Approval. Target shall have delivered to Acquiror certified resolutions of its Board of Directors and stockholders evidencing approval of this Agreement and the Merger.
(w)    Reserved.
(x)    FIRPTA Certificate. Target shall deliver to Acquiror, and authorize Acquiror to file the following on behalf of Target after the Closing Date: a FIRPTA Certificate, dated no more than 30 days prior to the date of Closing and signed by a responsible corporate officer of Target, certifying that Target is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, and (B) notice of such certification to the IRS in a form reasonably satisfactory to Acquiror in accordance with the provisions of Treasury regulations Section 1.897-2(h)(2).
(y)    Good Standing Certificates. Target shall deliver certificates from appropriate authorities as to the good standing of, and payment of all required fees and Taxes by the Corporation in each jurisdiction in which the Corporation is required to be qualified as a foreign corporation, as of a recent date (but no earlier than the third Business Day) prior to the Closing.
(z)    Certificate of Merger. Target shall deliver the Certificate of Merger duly executed by an authorized officer of Target.
(aa)    Opinion. Counsel for Target shall have delivered to Acquiror an opinion in the form attached hereto as Exhibit F.
(bb)    Reserved.
(cc)    Reserved.

(dd)    Reserved.
(ee)    Bonus Participant Release. Each of the Bonus Plan Participants shall have executed a Bonus Participant Release Agreement in the form attached hereto as Exhibit G and such Bonus Participant Release Agreement shall be in full force and effect.
(ff)    Stockholder Agreement. Each holder of Target Preferred Stock set forth on Schedule 7.2(w) shall have executed a Stockholder Agreement in the form attached hereto as Exhibit H and such Stockholder Agreement shall be in full force and effect.
(gg)    Reserved.
(hh)    Resignations and Releases. Target shall (i) cause all directors of Target, and all officers of Target who are not continuing as employees of Target after the Closing, to deliver to Acquiror at the Closing duly executed resignations, (ii) cause all directors of Target and all such officers to deliver to Acquiror at the Closing duly executed releases in a form satisfactory to Acquiror from all claims that such Persons may have against Target (such resignations and releases to be effective immediately after the Closing) and (iii) take all such other actions as are necessary to accomplish such resignations and releases.
(ii)    Reserved.
7.3    Additional Conditions to Obligations of Target. The obligations of Target to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Target:
(c)    Representations, Warranties and Covenants. The representations and warranties of Acquiror and Merger Sub in Section 5 of this Agreement shall be true and correct in all respects as of the Closing Date (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date).
(d)    Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.
(e)    Certificate of Officers. Target shall have received a certificate executed on behalf of Acquiror and Merger Sub by an authorized officer of Acquiror and Merger Sub, respectively, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.
(f)    Escrow Agreement. Acquiror, Merger Sub, Target, Escrow Agent and Stockholders’ Agent shall have entered into an Escrow Agreement.
(g)    Certificate of Merger. Acquiror shall deliver the Certificate of Merger duly executed by an authorized officer of Acquiror.
8.    Escrow and Indemnification.
8.1    Escrow Fund. The Escrow Fund shall be available to compensate Acquiror pursuant to the indemnification obligations of the holders of Target Preferred Stock.

8.2    Indemnification.
(h)    Survival of Warranties. All representations and warranties of Acquiror and Merger Sub contained in this Agreement or in any certificate delivered by Acquiror pursuant to this Agreement shall survive, notwithstanding any investigation made by or on behalf of any party hereto, until the Effective Time. All representations and warranties of Target contained in this Agreement or in any certificate delivered by Target pursuant to this Agreement shall (a) survive the Closing, notwithstanding any investigation made by or on behalf of any party hereto, and (b) be deemed to be made as of the date hereof and as of the Closing Date (except to the extent that a representation or warranty expressly states that such representation or warranty is as of a certain date) in each case, subject to the limitations set forth in this Section 8.2. The representations and warranties of Target contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the date that is 18 months after the Closing Date (the “Initial Termination Date”); provided that (i) the representations and warranties under Sections 3.1, 3.2, 3.5, 3.22 and 3.29 (the “Fundamental Representations”) and indemnity obligations for any breaches thereof shall survive until the date that is 60 days after the expiration of the respective applicable statute of limitations for each such item or indefinitely if there is not statute of limitations, and (ii) the representations and warranties under Section 3.10 (the “IP Representations”) and the indemnity obligations for any breaches thereof will survive until the third anniversary of the Closing. Notwithstanding any other provision of this Agreement, if any claim for Damages set forth in an Officer’s Certificate is delivered to the Escrow Agent and Stockholders’ Agent by any Indemnified Person prior to the termination of the representation or warranty pursuant to this Section 8.2, the indemnification obligations set forth in this Section 8 shall continue with respect to such claim until the resolution thereof.
(i)    Indemnification by Target Preferred Stockholders.
(i)    Subject to the limitations set forth in this Section 8, the holders of Target Preferred Stock, each an “Indemnifying Party,” will, severally and not jointly, pro rata in accordance with the Pro Rata Percentages, indemnify and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, agents, representatives, attorneys and employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (individually an “Indemnified Person” and collectively the “Indemnified Persons”) from and against any Damages based upon, arising out of, or resulting from: (1) the inaccuracy in or breach of any representation or warranty made by Target in this Agreement (including all schedules and exhibits hereto), or in any certificate delivered by Target hereunder, (in each case, as qualified by the Target Disclosure Schedule); (2) any non-fulfillment or breach of any covenant or agreement made by Target in this Agreement (including all schedules and exhibits hereto), or in any certificate delivered by Target hereunder; (3) for avoidance of doubt, without duplication of the facts or events giving rise to any other indemnifiable claim under this Section 8.2(b)(i), any claim of any nature by any of Target’s stockholders, option holders or warrant holders arising out of or in connection with this Agreement, the Merger or the termination of the Target Option Plan; (4) any amount payable in respect of any Dissenting Share in excess of the Merger Consideration and any cost and expenses defending any claim involving Dissenting Shares; (5) to the extent not included in the calculation of the Working Capital Amount or Change of Control Payments, any liability for (A) all Taxes (or the non-payment thereof) of Target and its Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (“Pre-Closing Tax Period”), or (B) any transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement; provided, however, any Taxes incurred in connection with, and directly related to, an election made under Section 338 of the Code (or any similar provision of state, local or foreign law) shall not be included in the calculation of Taxes under clauses (A) and (B) above; (6) to the extent not included in the calculation of the Working Capital Amount or Change of Control Payments, any claim for a bonus payment payable prior to or upon the closing of the Merger by a Bonus Plan Participant or any other Person in an amount in excess of the Bonus Plan Payment set forth opposite such Person’s name on the Closing Consideration Spreadsheet, or (7) enforcing the indemnification provided for hereunder. In connection with any exercise by any Indemnified Person of its rights hereunder, it shall be entitled to make all claims for indemnification through, and deal exclusively with, Stockholders’ Agent.
(ii)    Nothing in this Agreement shall limit the liability in amount or otherwise of Target with respect to fraud, intentional misconduct, or intentional breach of any covenant contained in this Agreement. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.
(j)    Limitations.
(i)    Subject to Section 8.2(c)(iv), no claim for any Damages asserted under Section 8.2(b)(i)(1) with respect to an inaccuracy in or breach of any representation or warranty shall be made by an Indemnified Person until the aggregate amount of all Damages with respect to such claims exceeds $100,000 (the “Basket”), in which event such Indemnified Person shall be permitted to make claims under Section 8.2(b)(i)(1) for all such Damages, including those constituting the Basket.
(ii)    Subject to Sections 8.2(c)(iii) thru 8.2(c)(v), no Indemnifying Party shall be liable for Damages in excess of such Indemnifying Party’s Pro Rata Percentage of the Escrow Fund.
(iii)    Notwithstanding anything to the contrary, the Indemnifying Parties shall not be liable for (A) breaches or inaccuracies of the Fundamental Representations in excess of the amount of Merger Consideration actually received by them, respectively, or (B) breaches or inaccuracies of the IP Representations in excess of an amount for each Indemnified Person equal to the product of (y) $6,000,000 less any amounts not distributed to Target Stockholders from the Escrow Fund and (z) such Indemnifying Party’s Pro Rata Percentage.
(iv)    Further, notwithstanding the foregoing, the Indemnifying Parties shall not be liable for any claims based on a finding of fraud, intentional misrepresentation or intentional misconduct in excess of their respective Pro Rata Share of the Escrow Fund, respectively; provided, however, nothing contained in this Agreement shall limit an Indemnifying Party’s liability hereunder for fraud, intentional misrepresentation or intentional misconduct perpetrated by such Indemnifying Party.
(v)    The Basket shall not apply to (A) any claims related to an inaccuracy or breach of the Fundamental Representations and the IP Representations (other than claims related to a breach of Section 3.10(a)(ii), for which section the Basket shall apply); or (B) any claims based on a finding of fraud, intentional misrepresentation or intentional misconduct.
(vi)    For the avoidance of doubt, and notwithstanding anything to the contrary, in no event shall an Indemnifying Party’s aggregate indemnification obligation exceed the consideration actually received by the Indemnifying Party except in the case of fraud, intentional misrepresentation or intentional misconduct perpetrated by such Indemnifying Party. For avoidance of doubt, notwithstanding anything herein to the contrary, in no event shall an Indemnifying Party have any obligation or liability of any kind pursuant to this Section 8 arising from or based on the Stockholder Agreement or Offer Letter of another Person.
(k)    Additional Limitations.
(i)    Materiality standards or qualifications in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation or warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Damages with respect to such breach, default or failure to be true and correct.
(ii)    The Indemnifying Parties shall not be obligated to indemnify any Indemnified Person with respect to any Damages to the extent that such Damages were reflected as a liability in the Closing Balance Sheet for purposes of calculation of the Working Capital Amount.
(iii)    For purposes of determining liability under this Section 8, the amount of Damages required to be paid by the Indemnifying Parties shall be reduced by (or if already paid by the Indemnifying Parties from the Escrow Fund or otherwise, promptly deposited into the Escrow Fund, or if the Escrow Fund have already been fully distributed, promptly reimbursed directly to the Indemnifying Parties) the amount of any proceeds from insurance policies in effect immediately prior to the Closing Date that are actually received by the Indemnified Persons. In addition, the Indemnified Persons shall reasonably cooperate with Stockholders’ Agent and the Indemnifying Parties and shall use commercially reasonable efforts to take steps the Indemnified Persons reasonably believe are required by any obligation the Indemnified Persons have under applicable Law to mitigate the Damages; provided, however, that the Indemnified Persons shall not be required to cooperate or use such efforts if they would require the Indemnified Persons to incur any costs, expenses or liabilities that would not be recoverable Damages. To the extent that any Damages are paid hereunder to the Indemnified Persons, the Indemnified Persons shall take all actions reasonably requested by Stockholders’ Agent and the Indemnifying Persons to subrogate to Stockholders’ Agent and the Indemnifying Persons any rights of recovery which the Indemnified Persons may have with respect to the Damages; provided, however, that the Indemnified Persons shall not be required to take any actions that would be detrimental in any respect to the Indemnified Persons (including, if it would require any Indemnified Persons to incur any material costs, expenses or liabilities).
(iv)    Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach or other violation of more than one representation, warranty, covenant, agreement, certificate or certification.
(l)    Exclusive Remedy. Notwithstanding anything to the contrary, the remedies provided in this Section 8 shall be the sole and exclusive post-Closing remedies of the Indemnified Persons hereto in connection with any claim, cause of action, suit, injunction, judgment, decree, settlement, litigation, investigation or proceeding arising out of this Agreement (including all schedules and exhibits hereto and any certificate delivered by Target hereunder), other than such items alleging fraud or intentional misrepresentation or intentional misconduct; provided, that nothing herein is intended to waive or bar any non-monetary equitable remedies of any Indemnified Person; and provided further, that, for the avoidance of doubt, in the case of fraud or intentional misrepresentation or intentional misconduct, the process and procedures set forth in Sections 8.2(g), 8.2(f), 8.3, 8.4, 8.5 and 8.6, as applicable, shall apply to any and all such claims for Damages and the limitations of liability set forth in Sections 8.2(c) and 8.2(d) shall apply.

(m)    Priority. Any and all indemnification obligations of the Indemnifying Parties hereunder shall be satisfied first from the Escrow Fund.
(n)    Third Party Claims. In the event of the assertion or commencement by any person of any claim or proceeding (whether against any Indemnified Person or any other Person) with respect to which an Indemnifying Party may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnified Person pursuant to this Section 8, the Indemnified Person shall have the right, at its election, to proceed with the defense of such claim or proceeding on its own with counsel reasonably satisfactory to Stockholders’ Agent. If the Indemnified Person so proceeds with the defense of any such claim or proceeding:
(i)    subject to the other provisions of Section 8, all reasonable expenses relating to the defense of such claim or proceeding shall be borne and paid exclusively by the Indemnifying Party;
(ii)    the Indemnifying Party shall use commercially reasonable efforts to make available to the Indemnified Person any documents and materials in their possession or control that may be necessary to the defense of such claim or proceeding;
(iii)    Stockholders’ Agent shall have the right to receive within seven (7) days of Acquiror’s receipt, copies of all pleadings, notices and communications with respect to third-party claims in which the amount in controversy is greater than $100,000 (each, a “Significant Claim”) to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of such Significant Claim or settlement negotiations with respect to such Significant Claim, and, except with the consent of Stockholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless Stockholders’ Agent shall have objected within 15 days after delivery to Stockholders’ Agent of a written request for such consent by Acquiror, the Indemnified Person shall not settle, adjust or compromise any such claim or proceeding; provided, that, notwithstanding the foregoing, any such settlement, adjustment or compromise shall neither be conclusive evidence that such Significant Claim or proceeding is an indemnifiable claim pursuant to this Section 8 nor conclusive evidence of the amount of Damages incurred by the Indemnified Person in connection with such Significant Claim or proceeding.
(iv)    Stockholders’ Agent shall, upon a reasonable time after request, receive copies of all pleadings, notices and communications with respect to any non-Significant Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person. The Indemnified Person shall have the right to settle, adjust or compromise any non-Significant Claim or proceeding; provided, that if the Indemnified Person settles, adjusts or compromises any such non-Significant Claim or proceeding without the consent of Stockholders’ Agent, such settlement, adjustment or compromise shall neither be conclusive evidence that such non-Significant Claim or proceeding is an indemnifiable claim pursuant to this Section 8 nor conclusive evidence of the amount of Damages incurred by the Indemnified Person in connection with such non-Significant Claim or proceeding (it being understood that if the Indemnified Person requests that Stockholders’ Agent consents to a settlement, adjustment or compromise, Stockholders’ Agent shall not unreasonably withhold or delay such consent and such consent shall be deemed to have been given unless Stockholders’ Agent shall have objected within 15 days after delivery to Stockholders’ Agent of a written request for such consent by Acquiror); provided, further, notwithstanding the foregoing, in no event shall any Indemnified Person have the right to settle adjust or compromise any non-Significant Claim or proceeding that includes any equitable remedies (including specific performance or injunction) applicable to Stockholders’ Agent or any Target stockholder without the prior consent of Stockholders’ Agent.
(o)    Notice and Procedures. The Indemnified Person shall give the Indemnifying Party prompt written notice of the commencement of any such proceeding against such Indemnified Person; provided, that any failure on the part of the Indemnified Person to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Section 8 (except to the extent such failure materially prejudices the defense of such proceeding).
8.3    Escrow Period; Release From Escrow.
(a)    Termination of Escrow. The Escrow Period shall terminate upon the expiration of 18 months after the Effective Time; provided, that a portion of the Escrow Fund that, in the reasonable judgment of Acquiror subject to the objection of Stockholders’ Agent and the subsequent arbitration of the matter in the manner provided in Section 8.6 hereto, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of the Escrow Period shall remain in the Escrow Fund until such claims have been resolved.
(b)    Release. Within three (3) Business Days after the Initial Termination Date (the “Release Date”), the Escrow Agent shall release from escrow to the Indemnifying Parties an amount equal to their Pro Rata Percentage multiplied by the Available Escrow Fund. The “Available Escrow Fund” shall be determined by deducting from the Escrow Fund, all amounts paid to the Indemnified Persons for indemnification pursuant to this Section 8 and all amounts to be held in the Escrow Fund beyond the end of the Escrow Period pursuant to Section 8.3(a). After the initial release of the Available Escrow Fund, the Escrow Fund shall be recalculated each time a portion of the Escrow Fund is released to the Indemnifying Parties taking into consideration all amounts paid to the Indemnified Persons for indemnification pursuant to this Section 8, all amounts to be continued to be held in the Escrow Fund and all amounts previously paid to the Indemnifying Parties. Any portion of the Escrow Fund held as a result of Section 8.3(a) shall be released to the Indemnifying Parties or released to the Indemnified Persons (as appropriate) promptly upon resolution of each specific indemnification claim involved.
8.4    Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the Release Date of an Officer’s Certificate stating that Damages exist with respect to the indemnification obligations of the Indemnifying Parties set forth in Section 8.2, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, the Escrow Agent shall, subject to the provisions of this Section 8, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, immediately available funds having a value equal to such Damages. The parties hereto agree that for federal, state and local Tax purposes the funds placed in the Escrow Fund and any income earned thereon shall not be treated as income of the Indemnifying Parties until such time as such amounts are actually released to the Indemnifying Parties and accordingly the parties agree to (a) effect all Tax reporting consistently therewith and (b) not take any action or filing position inconsistent with the foregoing.
8.5    Objections to Claims.
(n)    Written Notice. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to Stockholders’ Agent. For a period of 45 days after such delivery, the Escrow Agent shall make no delivery of any Escrow Funds pursuant to Section 8.4 hereof unless the Escrow Agent shall have received written authorization from

Stockholders’ Agent to make such delivery. After the expiration of such 45 day period, the Escrow Agent shall make delivery of the funds in the Escrow Fund in accordance with Section 8.4 hereof, provided that no such payment or delivery may be made if Stockholders’ Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such 45 day period.
(o)    Negotiation and Resolution. In case Stockholders’ Agent shall so object in writing to any claim or claims by Acquiror made in any Officer’s Certificate, Acquiror shall have 30 days to respond in a written statement to the objection of Stockholders’ Agent. If after such thirty 30-day period there remains a dispute as to any claims, Stockholders’ Agent and Acquiror shall attempt in good faith for 60 days to agree upon the rights of the respective parties with respect to each of such claims. If Stockholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Available Escrow Fund in accordance with the terms thereof.
8.6    Resolution of Conflicts and Arbitration.
(a)    Arbitration. If no agreement can be reached after good faith negotiation between the parties pursuant to Section 8.5, either Acquiror or Stockholders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Acquiror and Stockholders’ Agent shall agree on the arbitrator, provided that if Acquiror and Stockholders’ Agent cannot agree on such arbitrator, either Acquiror or Stockholders’ Agent can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including reasonable attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable Law and with this Agreement, and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate or Agent Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8 hereof, the Escrow Agent and the parties shall be entitled to act in accordance with such decision and the Escrow Agent shall be entitled to make or withhold payments out of the Escrow Fund in accordance therewith.
(b)    Enforcement. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in San Francisco, California under the commercial rules then in effect of JAMS. The non-prevailing party to an arbitration shall pay the fees of the arbitrator and any administrative fee of JAMS. For purposes of this Section 8.6(b), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, the party seeking indemnification shall be deemed to be the non-prevailing party unless the arbitrators award the party seeking indemnification more than one half (1/2) of the amount claimed in the Officer’s Certificate; otherwise, the person against whom indemnification is sought shall be deemed to be the non-prevailing party.

8.7    Stockholders’ Agent.
(h)    Appointment. Stockholders’ Agent shall be the attorney-in-fact and agent for and on behalf of the Target stockholders under this Agreement and the Escrow Agreement to give and receive notices and communications, to authorize delivery to Acquiror of the funds in the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to take all actions necessary or appropriate in the judgment of Stockholders’ Agent for the accomplishment of the foregoing and to do or refrain from doing any further act or deed on behalf of the Target stockholders which Stockholders’ Agent deems necessary or appropriate in his, her or its sole discretion relating to the subject matter of this Agreement and the Escrow Agreement. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten days’ prior written notice to Acquiror. No bond shall be required of Stockholders’ Agent. Notices or communications to or from Stockholders’ Agent shall constitute notice to or from each of the Target stockholders. By virtue of the approval of the Merger and this Agreement by the Target stockholders and without any further action of any of the Target stockholders or the Target, each Target stockholder (i) agrees that all actions taken by Stockholders’ Agent under this Agreement or the Escrow Agreement shall be binding upon such Target stockholders and such Target stockholders successors as if expressly confirmed and ratified in writing by such Target stockholder and (ii) approves the appointment of Stockholders’ Agent pursuant to this Agreement and the Escrow Agreement to act on behalf of the stockholders of Target.
(i)    No Liability. Certain Target stockholders have entered into a letter agreement with Stockholders’ Agent to provide direction to Stockholders’ Agent in connection with the performance of its services under this Agreement and the Escrow Agreement (such Target stockholders, including their individual representatives, hereinafter referred to as the “Advisory Group”). Neither Stockholders’ Agent (and its members, managers, directors, officers, contractors, agents and employees) nor any member of the Advisory Group shall be liable for any act done or omitted hereunder as Stockholder’ Agent or any member of the Advisory Group while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel or other professional shall be conclusive evidence of such good faith. The Target stockholders shall severally but not jointly and pro rata, in accordance with the Pro Rata Percentages, indemnify and hold Stockholders’ Agent (and its members, managers, directors, officers, contractors, agents and employees) and the Advisory Group harmless against any loss, liability claim, damage, fee, cost, expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgment, fine or amounts paid in settlement or expense incurred (collectively, the “Agent Expenses”) without gross negligence, bad faith or willful misconduct on the part of Stockholders’ Agent or any member of the Advisory Group and arising out of or in connection with the acceptance or administration of his, her or its duties hereunder. Such Agent Expenses may be recovered first, from any distribution of the Escrow Fund otherwise distributable to the Target stockholders at the time of distribution, and second, directly from the Target stockholders based on their respective Pro Rata Percentages. The Stockholder’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of the Stockholder’ Agent’s duties. The powers, immunities and rights to indemnification granted to the Stockholder’ Agent and the Advisory Group under this Agreement: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of the respective Target stockholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Target stockholder of the whole or any fraction of his, her or its interest in the Escrow Fund. In addition, the immunities and rights to indemnification shall survive the resignation or removal of the Stockholder’ Agent or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(j)    Access to Information. Stockholders’ Agent shall have reasonable access to information about Target and the Surviving Corporation, as applicable, and the reasonable assistance of Target’s and the Surviving Corporation’s, as applicable, officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
8.8    Actions of Stockholders’ Agent. A decision, act, consent or instruction of Stockholders’ Agent shall constitute a decision of all Target stockholders and shall be final, binding and conclusive upon each such Target stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of Stockholders’ Agent as being the decision, act, consent or instruction of each and every such Target stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of Stockholders’ Agent. Stockholders’ Agent shall be entitled to: (i) rely upon the Closing Consideration Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Target stockholder or other party.
9.    General Provisions.
9.1    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one Business Day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile or electronic mail with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):
(p)    Addressees:
if to Acquiror, Merger Sub or the Surviving Corporation, to:
PROS, Inc.
3100 Main Street, Suite #900
Houston, TX 77002
Attention: General Counsel
Tel: (713) 335-5151
with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
401 Congress Ave., Suite 2500
Attention: John J. Gilluly III, PC
Fax: (512) 457-7001
Tel: (512) 457-7000
if to Target or Stockholders’ Agent, to:
Fortis Advisors LLC
Attention: Notice Department
Facsimile No.: (858) 408-1843

Email: notices@fortisrep.com

with a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
1200 Seaport Blvd.
Redwood City, CA 94063
Attention: Brian C. Patterson
Fax: (650) 321-2800
Tel: (650) 321-2400
(q)    Interpretation. This Agreement shall be construed in accordance with the following rules of construction: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in the Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated articles, sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and (v) the words “includes” and “including” are not limiting.
9.2    Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures delivered by electronic methods shall have the same effect as signatures delivered in person.
9.3    Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive the Closing, in accordance with its terms; and (b) are not intended to confer upon any other person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party.
9.4    Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.5    Remedies Cumulative. Except as otherwise provided herein (including the limitations with respect to remedies set forth in Section 8), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and, except as otherwise provided herein (including the limitations with respect to remedies set forth in Section 8), the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
9.6    Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of law. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.
9.7    Arbitration. Subject to the provisions of Section 8.6, if no agreement can be reached after good faith negotiation between the parties as provided herein, either Acquiror or Stockholders’ Agent may, by written notice to the other, demand arbitration of the matter; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Acquiror and Stockholders’ Agent shall agree on the arbitrator, provided that if Acquiror and Stockholders’ Agent cannot agree on such arbitrator, either Acquiror or Stockholders’ Agent can request that JAMS select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable Law and with this Agreement, except as otherwise stated herein, may include remedies at law or in equity (including specific performance) and shall be supported by written findings of fact and conclusion of law which shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator shall be binding and conclusive upon the parties to this Agreement, and the parties shall be entitled to act in accordance with such decision. Any such arbitration shall be held in San Francisco, California under the commercial rules then in effect of JAMS. The non-prevailing party to an arbitration shall pay the fees of the arbitrator and any administrative fee of JAMS.
9.8    Enforcement. Judgment upon any award rendered by the arbitrator may be entered in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event that any judgment upon any award rendered by the arbitrator is required, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court, and (d) agrees that process may be served upon it in any manner authorized by the laws of the State of Delaware for such persons. Notwithstanding Sections 8.6 and 9.7, each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.
9.9    LIMITATION OF LIABILITY. IN NO EVENT SHALL ACQUIROR BE LIABLE FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
9.10    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
9.11    Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).
[Signature Pages Follow]

IN WITNESS WHEREOF, Target, Acquiror, Merger Sub and Stockholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

SIGNALDEMAND, INC.:
By: /s/ Mark Tice
Mark Tice
President and Chief Executive Officer

PROS, INC:
By: /s/ Andres Reiner
Andres Reiner
President and Chief Executive Officer

PANDORA MERGER SUB:
By: /s/ Andres Reiner
Andres Reiner
President and Chief Executive Officer

FORTIS ADVISORS LLC, SIGNING SOLELY IN ITS CAPACITY AS STOCKHOLDERS’ AGENT:
By: /s/ Ryan Simkin
Ryan Simkin
Managing Director

[Signature Page to Merger Agreement]